Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

MERZ GMBH & CO. KGAA,

VINE ACQUISITION CORP.

and

BIOFORM MEDICAL, INC.

Dated as of December 31, 2009

i

INDEX OF DEFINED TERMS

Acquisition Agreement, 50

Acquisition Proposal, 53

Affiliate, 67

Agreement, 1

Audited Balance Sheet, 20

beneficial owner, 67

Business Day, 67

Bylaws, 15

Certificate of Incorporation, 15

Certificate of Merger, 8

Certificates, 12

Change of Board Recommendation, 49

Closing, 8

Code, 67

Common Stock, 1

Company, 1

Company Benefit Plans, 67

Company Board, 1

Company Board Recommendation, 18

Company Data, 29

Company Disclosure Schedule, 14

Company ERISA Affiliate Plan, 67

Company Intellectual Property, 68

Company IT Systems, 68

Company Leases, 25

Company Licensed Intellectual Property, 68

Company Marketed Product, 68

Company Material Licenses, 26

Company Owned Intellectual Property, 68

Company Owned Real Property, 25

Company Product, 68

Company Qualified Plans, 36

Company Real Property, 25

Company Registered Brand Name, 68

Company Requisite Vote, 17

Company Stock Options, 68

Company Stock Plans, 68

Company Unregistered Brand Name, 68

Confidentiality Agreement, 5

Consent, 22

Continuing Directors, 6

Contract, 18

control, 68

Control Time, 46

D&O Insurance, 56

DGCL, 8

Dissenting Shares, 11

DOJ, 57

Effective Time, 8

EMEA, 31

Employee, 67, 68

Environmental Law(s), 68

ERISA, 69

ERISA Affiliate, 69

Exchange Act, 2

Expiration Date, ANNEX 1

Extensions, 26

FDA, 30, 69

Financial Advisor, 42

Financial Statements, 19

Foreign Plan, 69

FTC, 57

fully diluted basis, 69

GAAP, 69

Governmental Entity, 18

Hazardous Substances, 69

HSR Act, 19

IDE, 31

IND, 31

Indemnified Party, 55

Independent Directors, 6

Information Statement, 42

Intellectual Property, 69

Inventory, 21

Knowledge, 70

Law, 70

Liens, 70

Made Available, 70

Material Adverse Effect, 14

Material Contract, 23

Merger, 1

Merger Consideration, 10

Multiemployer Plan, 70

Nasdaq, 3

Offer, 1, 70

Offer Conditions, 2

v

Offer Documents, 3

Offer Price, 1

Outside Date, 62

Parent, 1

Patent Rights, 27

Patents, 70

Paying Agent, 12

Permits, 70

Permitted Liens, 24

Person, 71

Personal Data, 71

Preferred Stock, 15

Proceeding, 35

Program, 32

Purchaser, 1

Purchaser Material Adverse Effect, 43

PurchaseTime, 71

Schedule 14D-9, 4

Schedule TO, 3

SEC, 3

SEC Reports, 19

Securities Act, 21

Shares, 1

Special Meeting, 9

Subsidiary, 71

Superior Proposal, 53

Support Agreements, 1

Surviving Corporation, 8

Takeover Laws, 43

Tax or Taxes, 71

Tax Returns, 71

Top-Up Option, 7

Top-Up Shares, 7

Trade Secrets, 72

Triggering Event, 72

U.S. Holdco, 45

WARN Act, 72

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of December 31, 2009 (this “Agreement”), among MERZ GMBH & CO. KGAA, an entity formed under the laws of the Republic of Germany (“Parent”), VINE ACQUISITION CORP., a Delaware corporation and an indirect wholly-owned Subsidiary of Parent (“Purchaser”), and BIOFORM MEDICAL, INC., a Delaware corporation (the “Company”).

WHEREAS, the Boards of Directors of Parent, Purchaser and the Company have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, on the terms and subject to the conditions set forth herein, Purchaser has agreed to commence a cash tender offer (such cash tender offer, as it may be amended from time to time, the “Offer”) to purchase all outstanding shares (the “Shares”) of the Common Stock, par value $0.01 per share, of the Company (the “Common Stock”), at a price of $5.45 per Share, net to the seller in cash, without interest (such price, or any higher price as may be paid in the Offer in accordance with this Agreement, the “Offer Price”);

WHEREAS, following consummation of the Offer, on the terms and subject to the conditions set forth herein, Purchaser will merge with and into the Company (the “Merger”) and each Share that is issued and outstanding immediately prior to the Effective Time (other than (1) Shares held in the treasury of the Company or owned by Parent, Purchaser or any other direct or indirect wholly-owned Subsidiary of Parent or the Company immediately prior to the Effective Time for which no consideration will be paid and (2) Dissenting Shares) will be canceled and converted into the right to receive cash in an amount equal to the Offer Price, all upon the terms and conditions set forth herein;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has, on the terms and subject to the conditions set forth herein, unanimously (1) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders, (2) adopted and approved this Agreement and (3) determined to recommend that the stockholders of the Company accept the Offer and tender their Shares to Purchaser pursuant to the Offer and, to the extent required to consummate the Merger, adopt this Agreement;

WHEREAS, the Board of Directors of Purchaser has, on the terms and subject to the conditions set forth herein, approved and declared advisable this Agreement and Parent, in its capacity as the sole stockholder of Purchaser, has adopted this Agreement; and

WHEREAS, in order to induce Parent and Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, concurrently with the execution and delivery of this Agreement, certain stockholders of the Company are executing and delivering tender and support agreements in favor of Parent and Purchaser (the “Support Agreements”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Purchaser and the Company hereby agree as follows:

ARTICLE I

THE OFFER

Section 1.1 The Offer. (a) (i) Provided that this Agreement has not been terminated in accordance with ARTICLE VIII hereto, Purchaser will, and Parent will cause Purchaser to, promptly (but in no event later than the tenth (10th) Business Day after (but not including) the date of this Agreement) commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) the Offer to purchase all Shares at the Offer Price; provided, however, that Purchaser shall not be required to commence the Offer (and the ten (10) Business Day period referred to above shall be accordingly extended) if (i) the Company shall not have provided to Parent on a timely basis all information reasonably requested by Parent in connection with the preparation of the Offer Documents or the Company shall not have reviewed and provided comments to Parent on the Offer Documents on a timely basis, or (ii) the Company is not prepared to, concurrently with such commencement, file with the SEC and disseminate to holders of Shares the Schedule 14D-9. The obligations of Purchaser (and of Parent to cause Purchaser) to accept for payment and to pay for any Shares tendered pursuant to the Offer will be subject only to the satisfaction or waiver of those conditions set forth in ANNEX I (the “Offer Conditions”). The initial expiration date of the Offer will be the twentieth (20th) Business Day following (and including the day of) the commencement of the Offer. Purchaser expressly reserves the right (but will not be obligated) at any time or from time to time in its sole discretion to waive any Offer Condition or modify or amend the terms of the Offer, except that, without the prior written consent of the Company, Purchaser will not (1) decrease the Offer Price or change the form of the consideration payable in the Offer, (2) decrease the number of Shares sought pursuant to the Offer, (3) amend or waive the Minimum Tender Condition (as defined in ANNEX I), (4) add to the conditions set forth on ANNEX I, (5) modify the conditions set forth on ANNEX I in a manner adverse to the holders of Shares, (6) extend the expiration date of the Offer except as required or permitted by Section 1.1(a)(iii) or (7) make any other change in the terms or conditions of the Offer that is materially adverse to the holders of Shares.

(ii) Subject to the terms and conditions of this Agreement and to the satisfaction or (if legally permissible) waiver by Purchaser of the Offer Conditions as of the time of any scheduled expiration of the Offer, Purchaser will, and Parent will cause Purchaser to, accept for payment and pay for Shares validly tendered and not withdrawn pursuant to the Offer promptly after such scheduled expiration, and Purchaser will, and Parent will cause Purchaser to, immediately accept and promptly pay for all Shares as they are validly tendered during any “subsequent offer period” pursuant to Rule 14d-11 under the Exchange Act.

(iii) Notwithstanding anything to the contrary contained in this Agreement, but subject to the parties’ respective termination rights under ARTICLE VIII: (A)(1) if, as of the time of any scheduled expiration of the Offer, any Offer Condition is not satisfied and has not been waived, Purchaser may, in its discretion (and without the consent of the Company or any other Person), extend the Offer on one or more occasions, for an additional period of up to twenty (20) Business Days per extension, to permit such Offer Condition to be satisfied; (2) Purchaser may, in its discretion (and without the consent of the Company or any other Person), extend the Offer from time to time for any period required by any rule, regulation; interpretation or position of the SEC or the staff thereof or Nasdaq applicable to the Offer; and (3) Purchaser may, in its discretion (and without the consent of the Company or any other Person), elect to provide for a “subsequent offering period” (and one or more extensions thereof) in accordance with Rule 14d-11 under the Exchange Act (unless immediately following the Purchase Time, Parent, Purchaser and their respective Subsidiaries beneficially own ninety percent (90%) or more of the Shares outstanding at that time (which Shares beneficially owned will include Shares tendered in the Offer and not withdrawn)); and (B) (1) if requested by the Company, Purchaser will extend the Offer for one or more periods of time of up to twenty (20) Business Days per extension, if at any scheduled expiration of the Offer any of the Offer Conditions are not satisfied or waived; provided, however, that, notwithstanding the foregoing, if at any scheduled expiration of the Offer, the Minimum Tender Condition has not been satisfied or waived, and, prior to such scheduled expiration, an Acquisition Proposal has been disclosed, announced, commenced, submitted or made and not withdrawn, then Purchaser shall not be required to extend the Offer pursuant to this clause “(B)(1)” for more than (20) Business Days in the aggregate; (2) Purchaser will extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the “SEC”) or the staff thereof or The NASDAQ Stock Market LLC (“Nasdaq) applicable to the Offer; and (3) if immediately following the Purchase Time, Parent, Purchaser and their respective Subsidiaries beneficially own more than eighty percent (80%) but less than ninety percent (90%) of the Shares outstanding at that time (which Shares beneficially owned will include Shares tendered in the Offer and not withdrawn), if requested by the Company or determined by Purchaser to be desirable, Purchaser will provide for a subsequent offering period for the Offer in accordance with Rule 14d-11 under the Exchange Act of at least ten (10) Business Days; provided, that in no circumstance will Parent and Purchaser be required to extend the Offer beyond the Outside Date.

(b) On the date of commencement of the Offer, Parent and Purchaser will file or cause to be filed with the SEC a Tender Offer Statement on Schedule TO (collectively with all amendments and supplements thereto, the “Schedule TO”) with respect to the Offer that will contain the offer to purchase and forms of the related letter of transmittal and summary advertisement and other ancillary Offer documents and instruments pursuant to which the Offer will be made (collectively with any supplements or amendments thereto, the “Offer Documents”) and will comply in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder. The Company and its counsel will be given a reasonable opportunity to review and comment on the Offer Documents prior to their filing with the SEC. Parent and Purchaser agree (1) to provide the Company with, and to consult with the Company regarding, any comments that may be received from the SEC or its staff with respect to the Offer Documents promptly after receipt thereof and prior to responding thereto and (2) to provide the Company with any comments or responses thereto. Parent and Purchaser agree to take all steps necessary to cause the Offer Documents to be disseminated to holders of Shares to the extent required by applicable federal securities Laws. Parent and Purchaser, on the one hand, and the Company, on the other hand, agree to promptly correct any information provided by it for use in the Offer Documents if and to the extent that it has become false or misleading in any material respect or as otherwise required by applicable Law. Parent and Purchaser further agree to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities Laws. The Company shall promptly furnish to Parent and Purchaser all information concerning the Company and its Subsidiaries and the Company’s stockholders that may be required or reasonably requested by Parent in connection with any action contemplated by this Section 1.1(b).

(c) Parent will provide or cause to be provided to Purchaser on a timely basis the funds necessary to purchase any Shares that Purchaser becomes obligated to purchase pursuant to the Offer.

(d) If, between the date of this Agreement and the date on which any particular Share is accepted for payment pursuant to the Offer, the outstanding Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, or if a record date with respect to any such event shall occur during such period, then the Offer Price shall be appropriately adjusted.

Section 1.2 Company Consent; Schedule 14D-9. On the date the Offer Documents are filed, the Company will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (which shall include all of the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder) (together with all amendments and supplements thereto, the “Schedule 14D-9”) containing, subject to Sections 6.3(d) and 6.3(e), the recommendations of the Company Board described in Section 4.4(b), and complying in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder. The Company hereby consents to the inclusion of the recommendations of the Company Board described in Section 4.4(b) in the Offer Documents and to the inclusion of a copy of the Schedule 14D-9 with the Offer Documents mailed or furnished to the Company’s stockholders. Except with respect to any amendments filed in connection with a Change of Board Recommendation made in accordance with the provisions of this Agreement, Parent and Purchaser and their counsel will be given a reasonable opportunity to review and comment on the Schedule 14D-9 prior to its filing with the SEC. The Company agrees to (1) provide Parent and Purchaser with, and to consult with Parent and Purchaser regarding, any comments that may be received from the SEC or its staff with respect to the Schedule 14D-9 promptly upon receipt thereof and prior to responding thereto, and (2) provide Parent and Purchaser with any comments or responses thereto. The Company agrees to take all steps necessary to cause the Schedule 14D-9 to be disseminated to holders of Shares to the extent required by applicable federal securities Laws. The Company, on the one hand, and Parent and Purchaser, on the other hand, agree to promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it has become false or misleading in any material respect or as otherwise required by applicable Law. The Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities Laws. Parent shall promptly furnish to the Company all information concerning Parent, Purchaser and the Offer that may be required or reasonably requested by the Company in connection with any action contemplated by this Section 1.2.

Section 1.3 Stockholder Lists. In connection with the Offer, the Company will cause its transfer agent to, promptly (but in any event within five (5) Business Days after the date hereof), furnish Parent and Purchaser with mailing labels, security position listings, non-objecting beneficial owner listings, and readily available computer files containing the names and addresses of the record holders of the Shares as of the latest practicable date and will furnish Parent and Purchaser with such information and assistance (including periodic updates of such information) as Parent or Purchaser or their agents may reasonably request in communicating the Offer to the record and beneficial holders of the Shares. Subject to the requirements of applicable Law, and except for such actions as are reasonably necessary to disseminate the Offer Documents and otherwise to perform its obligations hereunder, from the date hereof until the Purchase Time, each of Parent and Purchaser will hold all information and documents provided to it under this Section 1.3 in confidence in accordance with the Mutual Nondisclosure Agreement by and between Parent and the Company dated October 20, 2009 (the “Confidentiality Agreement”), and will use such information and documents only in connection with the Offer, and if this Agreement will have been terminated by Parent or Purchaser, will deliver to the Company all such information and documents (and all copies thereof).

Section 1.4 Directors. (a) Promptly upon the purchase by Purchaser pursuant to the Offer of such number of Shares as satisfy at least the Minimum Tender Condition, and from time to time thereafter, Parent will be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board as will give Parent representation on the Company Board equal to the product of (x) the total number of directors on the Company Board (after giving effect to any increase in the number of directors pursuant to this Section 1.4(a)) and (y) the percentage that such number of Shares so purchased bears to the total number of then-outstanding Shares (provided that, in no event shall Parent’s director designees constitute less than a majority of the entire Company Board), and the Company will, upon request by Parent, promptly increase the size of the Company Board or use commercially reasonable efforts to seek the resignations of such number of directors as is necessary to provide Parent with such level of representation and will use commercially reasonable efforts to cause Parent’s designees to be so elected or appointed. Subject to the applicable requirements of Nasdaq (including Stock Market Rule 5615(c)), the Company will also, upon request by Parent, use commercially reasonable efforts to (i) cause individuals designated by Parent to constitute the same percentage of each committee of the Company Board and each board of directors (and committee thereof) of each Subsidiary of the Company as the percentage of the entire Company Board represented by individuals designated by Parent, and (ii) obtain and deliver to Parent the resignation of each individual who is an officer of the Company or any of its Subsidiaries (as such, but not as an employee). In connection with the performance of its obligations to cause Parent’s designees to be elected or appointed to the Company Board, the Company shall promptly take all actions, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers, directors and designees, as Section 14(f) of the Exchange Act, and Rule 14f-1 promulgated thereunder, require; provided that Parent and Purchaser will have timely supplied to the Company all information with respect to themselves and their respective executive officers, directors and Affiliates required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. Parent and Purchaser will be solely responsible for such information so provided. The provisions of this Section 1.4 are in addition to, and shall not limit, any right that Parent, Purchaser or any of their Affiliates may have (with respect to the election of directors or otherwise) under applicable Law as a holder or beneficial owner of Shares.

(b) Following the election or appointment of Purchaser’s designees pursuant to Section 1.4(a) and prior to the Effective Time, any amendment or termination of this Agreement requiring action by the Company Board, any extension of time for the performance of any of the obligations or other acts of Parent or Purchaser under this Agreement, any waiver of compliance with any of the agreements or conditions under this Agreement that are for the benefit of the Company, and any action to seek to enforce any obligation of Parent or Purchaser under this Agreement (or any other action by the Company Board with respect to this Agreement, the Offer or the Merger if such other action adversely affects, or could reasonably be expected to adversely affect, in each case in any material respect, any of the holders of Shares other than Parent or Purchaser) may only be authorized by, and will require the authorization of, a majority of the directors of the Company then in office who are directors of the Company on the date hereof or their successors as appointed by such continuing directors (the “Continuing Directors”); provided, however, that if there will be no Continuing Directors as a result of such individuals’ deaths, disabilities, resignations or refusal to serve, then such actions may be effected by majority vote of the Independent Directors, or, if no Independent Directors are then in office, by a majority vote of the Company Board. The parties will use commercially reasonable efforts to ensure that at least two (2) of the members of the Company Board will, at all times prior to the Effective Time, be Continuing Directors.

(c) In the event that Parent’s designees are elected or appointed to the Company Board pursuant to Section 1.4(a), until the Effective Time, (1) the Company Board will have at least such number of directors as may be required by the Nasdaq rules (taking into account Stock Market Rule 5615(c)) or the federal securities Laws who are considered independent directors within the meaning of such rules and Laws (“Independent Directors”) and (2) each committee of the Company Board that is required (or a majority of which is required) by the Nasdaq rules (taking into account Stock Market Rule 5615(c)) or the federal securities Laws to be composed solely of Independent Directors will be so composed; provided, however, if the number of Independent Directors is reduced below the number of directors as may be required by such rules or Laws for any reason whatsoever, the remaining Independent Director(s) will be entitled to designate persons to fill such vacancies who will be deemed to be Independent Directors for purposes of this Agreement or, if no Independent Director then remains, the other directors will designate such number of directors as may be required by the Nasdaq rules (taking into account Stock Market Rule 5615(c)) and the federal securities Laws, to fill such vacancies who will not be stockholders or Affiliates of Parent or Purchaser, and such Persons will be deemed to be Independent Directors for purposes of this Agreement.

Section 1.5 Top-Up Option. (a) The Company hereby irrevocably grants to Purchaser an option (the “Top-Up Option”), exercisable in Purchaser’s discretion, but only after the acceptance by Purchaser of, and payment for, Shares tendered in the Offer, to purchase (for cash or a note payable) that number (but not less than that number) of Shares (the “Top-Up Shares”) as is equal to the lowest number of Shares that, when added to the number of Shares owned by Parent or Purchaser at the time of such exercise, will constitute one share more than ninety percent (90%) of the total Shares then outstanding (assuming the issuance of the Top-Up Shares) at a price per Share equal to the Offer Price; provided, however, that (1) the Top-Up Option will be exercisable only once, at such time as Parent and Purchaser, directly or indirectly, own at least eighty (80%) of the total Shares then outstanding, and only on or prior to the fifth (5th) Business Day after the expiration date of the Offer or the expiration date of any subsequent offering period, (2) in no event will the Top-Up Option be exercisable for a number of Shares in excess of the Company’s then authorized and unissued Shares (including as authorized and unissued Shares, for purposes of this Section 1.5(a), any Shares held in the treasury of the Company), and (3) the Top-Up Option may not be exercised if any provision of applicable Law (including the Nasdaq rules) or any judgment, injunction, order or decree of any Governmental Entity will prohibit, or require any action, consent, approval, authorization or permit of, action by, or filing with or notification to, any Governmental Entity or the Company’s stockholders in connection with the exercise of the Top-Up Option or the delivery of the Top-Up Shares in respect of such exercise, which action, consent, approval, authorization or permit, action, filing or notification has not theretofore been obtained or made, as applicable. Purchaser will, concurrently with the exercise of the Top-Up Option, give written notice to the Company that as promptly as practicable following such exercise, Purchaser intends to (and Purchaser will, and Parent will cause Purchaser to, as promptly as practicable after such exercise) consummate the Merger in accordance with Section 253 of the DGCL as contemplated by Section 2.7.

(b) The aggregate purchase price payable for the Shares purchased by Purchaser pursuant to the Top-Up Option shall be determined by multiplying the number of such Shares by the Offer Price. Such purchase price may be paid by Purchaser, at its election, either entirely in cash or by executing and delivering to the Company a promissory note having a principal amount equal to such purchase price, or by any combination of the foregoing. Any such promissory note shall bear interest at the rate of 3% per annum, shall mature on the first anniversary of the date of execution and delivery of such promissory note and may be prepaid without premium or penalty.

(c) In the event that Purchaser wishes to exercise the Top-Up Option, Parent or Purchaser shall deliver to the Company a notice setting forth: (i) the number of Shares that Purchaser intends to purchase pursuant to the Top-Up Option; (ii) the manner in which Parent or Purchaser intends to pay the applicable exercise price; and (iii) the place and time at which the closing of the purchase of such Top-Up Shares by Purchaser is to take place. The Company shall, as soon as practicable following receipt of such notice, notify Parent and Purchaser of the number of Shares then outstanding, the number of Shares then outstanding on a fully diluted basis and the number of Top-Up Shares. At the closing of the purchase of such Top-Up Shares, Parent or Purchaser shall cause to be delivered to the Company the consideration required to be delivered in exchange therefor, and the Company shall cause to be issued to Purchaser a certificate representing such Top-Up Shares. Any certificates evidencing Top-Up Shares may include any legends required by applicable securities laws.

(d) Parent and Purchaser understand that the Shares that Purchaser may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act, and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Parent and Purchaser represent and warrant to the Company that Purchaser is, and will be upon exercise of the Top-Up Option, an “accredited investor” (as defined in Rule 501 of Regulation D promulgated under the Securities Act). Purchaser agrees that the Top-Up Option and the Top-Up Shares to be acquired upon exercise thereof are being and will be acquired for the purpose of investment and not with a view to or for resale in connection with any distribution thereof within the meaning of the Securities Act.

ARTICLE II

THE MERGER

Section 2.1 The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, Purchaser will be merged with and into the Company. As a result of the Merger, the separate corporate existence of Purchaser will cease and the Company will continue as the surviving corporation of the Merger (the “Surviving Corporation”).

Section 2.2 Closing; Effective Time. Subject to the provisions of ARTICLE VIII, the closing of the Merger (the “Closing”) will take place at the offices of Ropes & Gray LLP, 1900 University Avenue, East Palo Alto, California, promptly, but in no event later than the second (2nd) Business Day, after the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in ARTICLE VII (excluding conditions that, by their terms, cannot be satisfied until the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions at the Closing), or at such other place or on such other date as Parent and the Company may mutually agree. At the Closing, the parties hereto will cause the Merger to be consummated by filing a certificate of merger complying with Section 251 of the DGCL or a certificate of ownership and merger complying with Section 253 of the DGCL (each, a “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or such later time as is specified in the Certificate of Merger and as is agreed to by the parties hereto, being hereinafter referred to as the “Effective Time”) and will make all other filings or recordings required under the DGCL in connection with the Merger.

Section 2.3 Effects of the Merger. The Merger will have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Purchaser will vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Purchaser will become the debts, liabilities and duties of the Surviving Corporation.

Section 2.4 Certificate of Incorporation; Bylaws. (a) At the Effective Time, unless otherwise determined by Parent prior thereto, the certificate of incorporation of the Company will, by virtue of the Merger, be amended and restated in its entirety to (subject to Section 6.5(a)) conform to the certificate of incorporation of Purchaser as in effect immediately prior to the Effective Time, except that the name of the Company shall be determined by Parent and, as so amended, will be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by applicable Law.

(b) At the Effective Time, unless otherwise determined by Parent prior thereto, the bylaws of the Company will be amended and restated in their entirety to (subject to Section 6.5(a)) conform to the bylaws of Purchaser as in effect immediately prior to the Effective Time, and, as so amended, will be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, in accordance with the certificate of incorporation of the Surviving Corporation and as provided by applicable Law.

Section 2.5 Directors and Officers. Unless otherwise determined by Parent prior to the Effective Time, the directors and officers of Purchaser immediately prior to the Effective Time will be the initial directors and officers of the Surviving Corporation immediately after the Effective Time, in each case until the earlier of his or her resignation or removal or until his or her successor is duly elected and qualified.

Section 2.6 Special Meeting. Unless the Merger is consummated in accordance with Section 253 of the DGCL as contemplated by Section 2.7, and except as permitted by Regulation 14C of the SEC and the Company’s organizational documents, and subject to applicable Law, the Company, acting through its Board of Directors, will, in accordance with applicable Law, duly call, give notice of, convene and hold a special meeting (the “Special Meeting”) of its stockholders promptly following the Purchase Time for the purpose of adopting this Agreement and include in the Information Statement the Company Board Recommendation. Parent and Purchaser each agree that, at the Special Meeting, all of the Shares acquired pursuant to the Offer or otherwise owned by Parent or any of its direct or indirect Subsidiaries will be voted in favor of the Merger and adoption of this Agreement.

Section 2.7 Merger Without Meeting of Stockholders. If, following the Offer and any subsequent offering period or the exercise of the Top-Up Option, Parent and Purchaser (together with any other direct or indirect wholly-owned Subsidiary of Parent), will hold in the aggregate at least ninety percent (90%) of the outstanding shares of each class of capital stock of the Company that would otherwise be entitled to vote on the adoption of this Agreement, each of Parent, Purchaser and the Company will (subject to Section 7.1) take all necessary and appropriate action to cause the Merger to become effective, promptly after the consummation of the Offer, without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

ARTICLE III

EFFECT OF THE MERGER ON THE CAPITAL STOCK

OF THE CONSTITUENT CORPORATIONS

Section 3.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holders of any of the following securities, the following will occur:

(a) each Share issued and outstanding immediately prior to the Effective Time (other than any Shares described in Section 3.1(b) and any Dissenting Shares) will be converted into the right to receive the Offer Price in cash, without interest (the “Merger Consideration”), payable to the holder thereof upon surrender of certificates formerly representing such Shares in the manner provided in Section 3.4;

(b) each Share held in the treasury of the Company or owned by the Company or any direct or indirect wholly owned Subsidiary of the Company and each Share owned by Parent, Purchaser or any direct or indirect wholly owned Subsidiary of Parent immediately prior to the Effective Time will be canceled and retired without any conversion thereof, and no consideration shall be delivered in exchange thereof; and

(c) each share of common stock of Purchaser issued and outstanding immediately prior to the Effective Time will be converted into one share of common stock, par value $0.001 per share, of the Surviving Corporation.

If, during the period from the date of this Agreement through the Effective Time, the Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, or if a record date with respect to any such event shall occur during such period, then the Merger Consideration shall be appropriately adjusted.

Section 3.2 Treatment of Equity Awards. Prior to the Purchase Time, the Company Board (or, if appropriate, any committee thereof administering any Company Stock Plans) shall adopt such resolutions and take all other actions so that as of the Purchase Time, and without any consent on the part of the holder of any shares of Common Stock or any award under any Company Stock Plans and without any consent on the part of any other Person:

(a) each Company Stock Option that is vested and outstanding immediately prior to the Purchase Time shall be converted solely into the right to receive the consideration set forth in this Section 3.2(a), with the holder of each such Company Stock Option becoming entitled to receive a payment in cash, in consideration of such conversion and in full settlement in respect of such Company Stock Option, in an amount equal to the product of: (A) the difference of: (1) the Merger Consideration; minus (2) the exercise price per share of Common Stock subject to such Company Stock Option; multiplied by (B) the total number of shares of Common Stock subject to the unexercised portion of such Company Stock Option immediately prior to such time; provided, however, that if the exercise price per share of Common Stock under any such Company Stock Option is equal to or greater than the Merger Consideration, then such Company Stock Option shall be cancelled for no consideration; and

(b) each Company Stock Option that is unvested and outstanding immediately prior to the Purchase Time shall entitle the holder thereof solely the right to receive the consideration set forth in this Section 3.2(b), with the holder of each such Company Stock Option becoming entitled to receive upon the vesting thereof in accordance with the terms of such Company Stock Option and the applicable Company Stock Plan pursuant to which it was issued (as modified, in each case, pursuant to this Agreement), in full settlement in respect of such Company Stock Option, a payment in cash in an amount equal to the product of: (A) the difference of: (1) the Merger Consideration; minus (2) the exercise price per share of Common Stock subject to such Company Stock Option; multiplied by (B) the total number of shares of Common Stock subject to the unexercised portion of such Company Stock Option that would have become so vested and exercisable at such time; provided, however, that if the exercise price per share of Common Stock under any such Company Stock Option is equal or greater than the Merger Consideration, then such Company Stock Option shall be cancelled for no consideration.

All amounts payable pursuant to Section 3.2(a) shall be paid as promptly as practicable (and in any event no later than thirty (30) days) following the Purchase Time, without interest. All amounts payable pursuant to Section 3.2(b) shall be paid as promptly as practicable (and in any event no later than thirty (30) days) following the date such Company Stock Option becomes vested, without interest. Parent shall cause the Surviving Corporation to make such payments in accordance with the foregoing.

Prior to the Purchase Time, Parent, Purchaser and the Company shall agree either on: (i) the terms of an arrangement pursuant to which the Company (or, at Parent’s option, Parent or an Affiliate of Parent) deposits (in trust for Persons who might be entitled to payments pursuant to Section 3.2(b)) into a separate bank account at a bank designated by Parent and reasonably acceptable to the Company an amount of cash equal to the amount that might become payable pursuant to Section 3.2(b); or (ii) an arrangement, which might include a letter of credit or other arrangement providing appropriate security for the payments due under Section 3.2(b), reasonably acceptable to the Company and Parent, that would cause such Persons to hold “property” (for purposes of Section 83 of the Code) with respect to the amounts that might become payable pursuant to Section 3.2(b) or that otherwise would be reasonably acceptable to the Company and Parent; provided that if an arrangement contemplated by the foregoing clause (ii) cannot be mutually agreed, the parties shall be required to establish an arrangement consistent with clause (i) of this sentence.

Section 3.3 Dissenting Shares. (a) Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and that are held by holders of Shares that have properly demanded and perfected their rights to be paid the fair value of such Shares in accordance with Section 262 of the DGCL (the “Dissenting Shares”) will not be converted into the right to receive the Merger Consideration, and the holders thereof will be entitled only to such rights as are granted by Section 262 of the DGCL; provided, however, that if any such holder fails to perfect or effectively waives, withdraws or loses such holder’s rights under Section 262 of the DGCL, such holder’s Shares will not constitute Dissenting Shares and instead will thereupon be deemed automatically to have been converted, at the Effective Time, into, and represent only, the right to receive the Merger Consideration, as set forth in Section 3.1 of this Agreement, without any interest thereon.

(b) The Company will give Parent (1) reasonably prompt notice of any appraisal demands received by the Company, withdrawals thereof and any other instruments served pursuant to Section 262 of the DGCL and received by the Company, and (2) the opportunity to direct all negotiations and proceedings with respect to the exercise of appraisal rights under Section 262 of the DGCL. The Company will not, except with the prior written consent of Parent or as otherwise required by applicable Law, make any payment with respect to any such exercise of appraisal rights or offer to settle or settle any such rights.

Section 3.4 Surrender of Shares. (a) Prior to the Effective Time and from time to time after the Effective Time, Parent will deposit (or cause to be deposited) with a bank or trust company designated by Parent and reasonably acceptable to the Company (the “Paying Agent”) sufficient funds to timely make, and will cause the Paying Agent to timely make, all payments pursuant to Section 3.4(b). Such funds may be invested by the Paying Agent as directed by Parent; provided, that such investments will be in short-term obligations of the United States of America with maturities of no more than thirty (30) days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively. Any interest or income produced by such investments will be payable to the Surviving Corporation or Parent, as Parent directs.

(b) As soon as reasonably practicable after the Effective Time, the Surviving Corporation will cause to be mailed to each record holder, as of the Effective Time, of an outstanding certificate or certificates that immediately prior to the Effective Time represented Shares (collectively, the “Certificates”), a form of letter of transmittal (which will be in customary form reasonably acceptable to the Company and will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates for payment of the Merger Consideration. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate will be entitled to receive in exchange therefor the Merger Consideration in full satisfaction of all rights pertaining to each Share formerly represented by such Certificate, and such Certificate will then be canceled. No interest will be paid or accrued for the benefit of holders of the Certificates on the Merger Consideration payable in respect of the Certificates. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it will be a condition of payment that the Certificate so surrendered will be properly endorsed or will be otherwise in proper form for transfer and that the Person requesting such payment will have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or will have established to the satisfaction of the Surviving Corporation that such Tax is not applicable. Until surrendered as contemplated by this Section 3.4(b), each Certificate will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration as contemplated by this Article III.

(c) At any time following the date that is six (6) months after the Effective Time, Parent will be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) that have been made available to the Paying Agent and that have not been disbursed to holders of Certificates and thereafter such holders will be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates. The Surviving Corporation will pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares for the Merger Consideration. None of Parent, Purchaser, the Company, the Surviving Corporation and the Paying Agent shall be liable to any holder or former holder of shares of Common Stock or to any other Person with respect to any cash amounts delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Law.

(d) After the Effective Time, the stock transfer books of the Company will be closed and thereafter there will be no further registration of transfers of Shares that were outstanding prior to the Effective Time, and holders of Certificates that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company. After the Effective Time, Certificates presented to the Surviving Corporation for transfer will be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth in, this Article III.

(e) In the event that any Certificate has been lost, stolen or destroyed, upon the holder’s delivery to the Paying Agent of an affidavit of loss and a bond (in such reasonable and customary amount as Parent may direct) as indemnity against any claim that may be made against the Paying Agent, Parent or the Surviving Corporation with respect to such Certificate, as Parent may request, the Paying Agent will deliver in exchange for the lost, stolen or destroyed Certificate the applicable Merger Consideration payable in respect of the Shares represented by such Certificate pursuant to this ARTICLE III. No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Section 3.4.

(f) If any Certificate has not been surrendered by the earlier of: (i) the fifth (5th) anniversary of the date on which the Merger becomes effective; or (ii) the date immediately prior to the date on which the cash amount that such Certificate represents the right to receive would otherwise escheat to or become the property of any Governmental Entity, then such cash amount shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of any claim or interest of any Person previously entitled thereto.

Section 3.5 Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, Parent, Purchaser, the Surviving Corporation and the Paying Agent will be entitled to deduct and withhold (or cause to be deducted and withheld) from the consideration otherwise payable pursuant to the Offer, the Merger or otherwise pursuant to this Agreement (including, with respect to the treatment of equity awards, Section 3.2) any amount required to be deducted and withheld with respect to the making of such payment under applicable Tax Laws. To the extent that any such amounts are properly withheld and are paid to the appropriate Governmental Entity in accordance with applicable Law, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Shares or other Person in respect of which such deduction and withholding was made. Purchaser and Parent acknowledge and agree that no amounts are required to be deducted or withheld under German Law from consideration payable pursuant to the Offer, the Merger or otherwise pursuant to this Agreement to holders of Shares.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the SEC Reports filed with the SEC on or after September 25, 2009 and publicly available on EDGAR (excluding any disclosures set forth in any section of any SEC Reports entitled “Risk Factors” or “Forward-Looking Statements” or any other disclosures included in such document that are general cautionary, predictive or forward-looking in nature) or in the correspondingly numbered section of the disclosure schedule delivered by the Company to Parent and Purchaser concurrently with the execution of this Agreement (the “Company Disclosure Schedule”) (provided, however, that a matter disclosed with respect to one representation or warranty will also be deemed to be disclosed with respect to each other representation or warranty to which the matter disclosed reasonably relates, but only to the extent such relationship is reasonably apparent on the face of the disclosure contained in the Company Disclosure Schedule with respect to such matter), the Company hereby represents and warrants to Parent and Purchaser as follows:

Section 4.1 Organization and Qualification; Subsidiaries. (a) Each of the Company and its Subsidiaries is a duly organized and validly existing corporation or other entity in good standing (where applicable) under the Laws of its jurisdiction of incorporation or organization, with all corporate or other entity power and authority to own its properties and conduct its business as currently conducted and is duly qualified and in good standing as a foreign corporation or entity authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. “Material Adverse Effect” means any change, effect, event or occurrence that has a material adverse effect on (i) the business, condition (financial or otherwise), operations or results of operations of the Company and its Subsidiaries, taken as a whole or (ii) the ability of the Company to consummate the Offer, the Merger or any of the other transactions contemplated by this Agreement; provided, however, that any changes, effects, events or occurrences will not be deemed to constitute a Material Adverse Effect to the extent resulting from (1) general changes or conditions in general economic or market conditions or in the industries (or therapeutic areas) in which the Company operates, so long as such changes or conditions do not have a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, compared with other companies operating in the industries (or therapeutic areas) in which the Company and its Subsidiaries operate; (2) the loss or departure of directors, officers, employees, or other service providers of the Company, or the termination, reduction (or potential reduction) or any other adverse development (or potential adverse development) in the Company’s relationships with any of its customers, suppliers, distributors or other business partners, in each case as a direct result of the announcement or pendency of this Agreement or the transactions contemplated hereby; (3) a decrease in the market price of the Shares (it being understood, however, that the facts or circumstances giving rise to any such decrease in market price may be taken into account in determining whether there has been a Material Adverse Effect); (4) acts of war or terrorism (or the escalation of the foregoing) or natural disasters or other force majeure events; (5) changes in any Laws or regulations applicable to the Company or applicable accounting regulations or principles or the interpretation thereof; (6) compliance by the Company or any of its Subsidiaries with a request by Parent or Purchaser that the Company or any of its Subsidiaries take an action (or refrain from taking an action) to the extent such action or inaction is in compliance with such request (it being understood that the covenants and agreements contained in Section 6.1 of this Agreement shall not be deemed to be a request by Parent or Purchaser under this clause “(6)”); and (7) any legal proceedings commenced by any current or former stockholder of the Company in its capacity as a stockholder (on its own behalf or on behalf of the Company) against the Company and/or its directors or officers which, based on the underlying merits of such legal proceedings, are not reasonably expected to result in an award of material damages or injunctive relief against the Company or its directors.

(b) CDB Technologies, Inc., BioForm Medical UK Limited and BioForm Medical Europe, BV are the Company’s only Subsidiaries and neither the Company nor any of its Subsidiaries owns any capital stock of, or any equity interest of any nature in, any other Person. Neither the Company nor any of its Subsidiaries has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Person.

(c) All of the outstanding shares of capital stock of each of the Company’s Subsidiaries have been duly authorized and validly issued, are fully paid and non-assessable and are free of preemptive rights, and are owned beneficially and of record by the Company, free and clear of all Liens.

Section 4.2 Certificate of Incorporation and Bylaws. The Company has heretofore Made Available to Parent true, correct and complete copies of the certificate of incorporation and bylaws of the Company as currently in effect (respectively, the “Certificate of Incorporation” and “Bylaws”) and of the certificate of incorporation and bylaws (or similar governing documents) as currently in effect for its Subsidiaries, and all amendments thereto currently in effect.

Section 4.3 Capitalization. (a) The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”). As of December 30, 2009, (1) 46,539,908 shares of Common Stock were issued and outstanding, (2) no shares of Preferred Stock were issued or outstanding, (3) no shares of Common Stock were held in the treasury of the Company or by a

Subsidiary of the Company, (4) 9,009,231 shares of Common Stock were reserved for issuance upon exercise of Company Stock Options issued and outstanding, and (5) 3,312,628 shares of Common Stock were authorized and reserved for future issuance pursuant to the Company Stock Plans (other than shares of Common Stock authorized and reserved for future issuance upon exercise of Company Stock Options issued and outstanding). Each issued and outstanding share of capital stock of the Company is, and each share of Common Stock reserved for issuance as specified above will be, upon issuance on the terms and conditions specified in the instruments pursuant to which it is issuable, duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Since December 30, 2009, through the date hereof, (A) no shares of Common Stock have been issued, except in connection with the exercise of Company Stock Options issued and outstanding on December 30, 2009, and (B) no options or warrants exercisable for, securities convertible into, or commitments with respect to the issuance of, shares of capital stock of the Company have been issued, granted or made.

(b) Except for Company Stock Options issued and outstanding, there are no outstanding subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and also including any rights plan or other anti-takeover agreement, obligating the Company or any Subsidiaries of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Common Stock or any other shares of capital stock or other securities of the Company or its Subsidiaries or obligating the Company or any Subsidiaries of the Company to grant, extend or enter into any such agreement or commitment. There are no obligations, contingent or otherwise, of the Company or its Subsidiaries to (1) repurchase, redeem or otherwise acquire any shares of Common Stock or the capital stock or other equity interests of any Subsidiaries of the Company or (2) provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any Person other than a Subsidiary of the Company. There are no outstanding stock appreciation rights or similar derivative securities or rights of the Company or any of its Subsidiaries. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Other than customary insider stock trading policies, there are no voting trusts, irrevocable proxies or other agreements or understandings to which the Company or any Subsidiary of the Company is a party or is bound with respect to the voting of any shares of Common Stock or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to) any shares of Common Stock. The Company has not agreed to register any securities under the Securities Act or under any state securities law or granted registration rights to any Person (except rights which have terminated or expired). Neither the Company nor any of its Subsidiaries has any outstanding obligations in respect of prior acquisitions of businesses, assets or securities to pay, in the form of securities, cash or other property, any portion of the consideration payable to the seller or sellers in such transaction.

(c) The Company has previously Made Available to Parent complete and correct copies of each Company Stock Plan. The Company has Made Available to Purchaser a

complete and correct list, as of December 30, 2009, of all holders of outstanding Company Stock Options, including the date of grant, the number of shares of Common Stock subject to each such option, the exercise price per share of Common Stock, the exercise and vesting schedule, the number of shares of Common Stock remaining subject to each such option, and the maximum term of each such option. Complete and correct copies of the relevant forms of written agreements, including forms of amendments thereto, evidencing the grant of Company Stock Options have been Made Available to Parent by the Company. All Company Stock Options have been validly issued and properly approved by the Company Board (or a duly authorized committee or subcommittee thereof) and any required stockholder approval in accordance with the terms of the applicable compensation plan or arrangement of the Company and in compliance in all material respects with all applicable Laws and the per share exercise price of each Company Stock Option was equal to the fair market value on the date on which the grant of such Company Stock Option was to be effective and recorded on the Company financial statements in accordance with GAAP, and no such grants, to the Knowledge of the Company, involved any “back dating,” “forward dating” or similar practices with respect to such grants. No (i) shares of Common Stock subject to vesting or other service restrictions or (ii) units denominated in shares pursuant to which the holder thereof is or may become entitled to receive one or more shares of Common Stock or the cash equivalent thereof upon such holder’s continued service with or employment by the Company or its Subsidiaries and/or the attainment of performance criteria, have been issued and are outstanding.

(d) All outstanding shares of Common Stock, options, and other securities of the Company and its Subsidiaries have been issued and granted in compliance with: (i) all applicable securities laws, the Code and all other applicable Laws; and (ii) all requirements set forth in applicable Contracts.

Section 4.4 Authority. (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the adoption of this Agreement by the Company’s stockholders under the DGCL to the extent required by applicable Law, to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action, and no other corporate proceeding on the part of the Company is necessary to authorize this Agreement or to consummate the transactions so contemplated (other than adoption of this Agreement by the holders of at least a majority in combined voting power of the outstanding Shares (the “Company Requisite Vote”), and the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Purchaser, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing.

(b) The Company Board (at a meeting or meetings duly called and held) has unanimously: (1) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable and fair to and in the best interests of, the Company and its stockholders; (2) adopted and approved this Agreement; (3) directed that this Agreement be submitted to the holders of Shares for adoption as promptly as practicable after the Purchase Time (unless the Merger is consummated in accordance with Section 253 of the DGCL as contemplated by Section 2.7); (4) resolved to recommend that the stockholders of the Company accept the Offer and tender their Shares to Purchaser pursuant to the Offer and, to the extent required to consummate the Merger, adopt this Agreement (the “Company Board Recommendation”), and (5) adopted a resolution approving the Offer, the Merger, the Support Agreements and the transactions contemplated hereby and thereby pursuant to Section 203 of the DGCL, which actions and resolutions have not, as of the date hereof, been subsequently rescinded, modified or withdrawn in any way.

Section 4.5 No Conflict; Required Filings and Consents. (a) The execution, delivery and performance of this Agreement by the Company, the consummation of the Offer, and, subject to the adoption of this Agreement by the holders of Shares under the DGCL to the extent required by applicable Law, the consummation by the Company of the transactions contemplated hereby do not and will not (with or without notice or lapse of time), (1) conflict with or violate the Certificate of Incorporation or Bylaws, or the certificate of incorporation or bylaws or equivalent organizational documents of any Subsidiary of the Company, (2) assuming that all consents, approvals and authorizations contemplated by clauses (1) through (5) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any of their respective properties are bound, (3) (A) result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) or (B) result in the creation of any material Lien on any of the properties or assets of the Company or its Subsidiaries under any note, bond, mortgage, indenture, contract, agreement, lease, license, warrant, option, plan, policy, permit or other instrument, obligation, understanding, commitment or undertaking (each, a “Contract”) to which the Company or its Subsidiaries is a party or by which the Company or its Subsidiaries or any of their respective properties are bound, (4) contravene or conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or modify, any material Permit that is held by the Company or any of its Subsidiaries, (5) result in the transfer of any material asset of the Company or any of its Subsidiaries to any Person, or (6) result in or give any Person the right or option to cause or declare (A) a loss of, or Lien on, any Company Intellectual Property, (B) the release, disclosure or delivery of any Company Intellectual Property by or to any escrow agent or other Person, (C) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company Intellectual Property, or (D) a reduction of any royalties or other payments the Company or any of its Subsidiaries would otherwise be entitled to with respect to any Company Intellectual Property, except, in the case of clauses (2) through (6), for any such occurrence that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, including the Offer and the Merger, do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any federal, state, local or foreign governmental or regulatory authority, agency, court, tribunal, arbitrator, commission, or any other governmental body, self-regulatory organization or Nasdaq (each, a “Governmental Entity”), except for (1) applicable requirements of the Exchange Act, the Securities Act and the rules and regulations promulgated thereunder, and state securities, takeover and “blue sky” laws, (2) the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (3) the applicable requirements of Nasdaq, (4) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL, (5) the applicable requirements of antitrust or other competition laws of jurisdictions other than the United States or investment laws relating to foreign ownership, and (6) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.6 SEC Reports; Financial Statements. (a) The Company has filed, furnished, or otherwise transmitted on a timely basis all forms, reports, schedules, registration statements, proxies, certifications, statements and other documents (including all exhibits, amendments and supplements thereto) required to be filed, furnished or transmitted by it with or to the SEC under the Securities Act or the Exchange Act since November 6, 2007 (including all items incorporated by reference therein, the “SEC Reports”). The Company has Made Available to Parent (to the extent not available on EDGAR) accurate and complete copies of all SEC Reports, as well as all comment letters received by the Company from the SEC and all responses to such comment letters provided to the SEC by or on behalf of the Company since November 6, 2007. None of the Subsidiaries is required to file any documents with the SEC. As of their respective dates, each of the SEC Reports complied as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act and the rules and regulations promulgated thereunder, each as in effect on the date so filed. Except to the extent amended or superseded by a subsequent filing with the SEC made prior to the date hereof, as of their respective dates (and if so amended or superseded, then on the date of such subsequent filing), none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The audited and unaudited consolidated financial statements (including the related notes thereto) of the Company included (or incorporated by reference) in the SEC Reports (the “Financial Statements”), as amended or supplemented prior to the date of this Agreement, have been prepared in accordance with GAAP in all material respects applied on a consistent basis throughout the periods covered and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries at the respective dates thereof and the consolidated statements of operations and cash flows, as well as the stockholders’ equity (deficit) for the periods indicated therein (subject, in the case of unaudited Financial Statements, to normal and recurring year-end audit adjustments and condensed notes).

(c) The Company has implemented and maintains a system of “internal control over financial reporting” (as required by Rule 13a-15(a) and defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements for external purposes, and, to the Knowledge of the Company, such system of internal control over financial reporting is effective. For purposes of this Section 4.6(c) only, “Knowledge of the Company” means the actual knowledge of the Chief Executive Officer and the principal financial officer (who also serves as the principal accounting officer and the controller) of the Company, and will not have the meaning ascribed thereto in Section 9.3(bb) of the Company Disclosure Schedule. The Company has not received (nor, to the Company’s Knowledge, have the Company’s outside auditors received): (i) any oral or written notification of (A) any “significant deficiencies” and “material weaknesses” in the design or operation of its internal controls over financial reporting or (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting; or (ii) any complaint, allegation, assertion or claim alleging, asserting or claiming that the accounting or auditing practices, procedures, methodologies or methods of the Company or any Subsidiary of the Company (or their respective internal accounting controls) fail to comply with generally accepted accounting principles, generally accepted auditing standards or applicable Law. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them by the Public Company Accounting Oversight Board in Auditing Standard No. 2. The Company has implemented and maintains “disclosure controls and procedures” (as required by Rule 13a-15(a) of the Exchange Act) that are designed to ensure that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time frames specified by the SEC’s rules and forms (and such disclosure controls and procedures are effective).

(d) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the Securities Act)), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or its Subsidiaries’ published financial statements or any of the SEC Reports.

(e) Neither the Company nor any of its Subsidiaries has any accrued, contingent or other liabilities of any nature, either matured or unmatured, other than liabilities (1) as and to the extent reflected or reserved against on the Audited Balance Sheet or in the notes thereto, (2) incurred in the ordinary course of business and consistent with past practices since June 30,

2009, (3) arising from contractual obligations under Contracts set forth in Section 4.7 of the Company Disclosure Schedule or other Contracts not required to be listed therein, in each case, in effect on the date hereof, pursuant to the express terms of such Contracts, (4) consisting of investment banking, accounting, legal and other fees and expenses incurred by the Company in connection with the negotiation, execution and delivery of this Agreement, or (5) liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The “Audited Balance Sheet” means the consolidated balance sheet of the Company dated as of June 30, 2009 included in the Company’s Annual Report on Form 10-K for the twelve (12)-month period ended June 30, 2009 filed with the SEC on September 25, 2009.

(f) The inventory of the Company and its Subsidiaries reflected on the most recent balance sheet included in the SEC Reports filed with the SEC prior to the date hereof was, and the current inventory (the “Inventory”) of the Company and its Subsidiaries is, in usable and saleable condition in the ordinary course of business. The Inventory is not excessive and is adequate in all material respects in relation to the current trading requirements of the business of the Company and its Subsidiaries, and (other than as may be covered by an adequate reserve recorded in the Company’s Financial Statements) none of the Inventory is, to any material extent, obsolete, unmarketable or inappropriate or of limited value in relation to the current business of the Company and its Subsidiaries.

(g) Ernst & Young LLP, which has expressed its opinion with respect to the Financial Statements (including any related notes) contained in the SEC Reports, is and has been throughout the periods covered by the applicable Financial Statements: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002); (ii) “independent” with respect to the Company within the meaning of Regulation S-X under the Exchange Act; and (iii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC thereunder and the Public Company Accounting Oversight Board. Section 4.6(g) of the Disclosure Schedule lists all non-audit services performed by Ernst & Young for the Company and its Subsidiaries since June 30, 2009.

(h) Since January 1, 2007, no attorney representing the Company or any of its Subsidiaries, whether or not employed thereby, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the board of directors of the Company or any committee thereof or to an officer of the Company, in each case, as required by Section 307 of the Sarbanes-Oxley Act of 2002 and the rules of the SEC promulgated thereunder.

Section 4.7 Contracts. (a) Section 4.7(a) of the Company Disclosure Schedule lists, and the Company has Made Available to Parent true, correct and complete copies of, all Contracts (other than Company Benefit Plans, which (other than Foreign Plans) are listed on Section 4.14(a) of the Company Disclosure Schedule) (in each case, determined as of the date hereof) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets is bound and which are currently in effect or under which the Company or any of its Subsidiaries has any continuing rights or obligations:

(i) that constitutes a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”));

(ii) that is a Company Material License (as defined herein at Section 4.10(b));

(iii) that contains covenants that restrict the ability of the Company or its Subsidiaries (or that, following the consummation of the Offer or the Merger, would restrict the ability of the Parent or any of its Affiliates): (A) to engage in any line of business or to make use of any material Company Intellectual Property; (B) to compete with, or solicit any customer of, any other Person, or in any business or geographic area; (C) to acquire any product or other asset or any services from any other Person; (D) to solicit, hire or retain any Person as an employee, consultant or independent contractor; (E) to develop, manufacture, sell, supply, distribute, offer, support or service any product or any product, technology or other asset to or for any other Person; or (F) to perform services for any other Person;

(iv) (A) relating to the employment of, or the performance of services by or to, or the sale of any product or other asset by or to, any Employee; (B) pursuant to which any of the Company or any of its Subsidiaries is or may become obligated to make any severance, termination, tax gross-up, or similar payment to any Employee; (C) pursuant to which the Company or any of its Subsidiaries is or may become obligated to make any bonus, deferred compensation or similar payment (other than payments constituting base salary and ordinary course sales commission) in excess of $25,000 to any Employee; or (D) that provides for indemnification, or for reimbursement of any legal fees or expenses, of any Employee;

(v) relating to the supply of raw material or active ingredients required for the manufacture of Company Marketed Products;

(vi) that would require the approval, consent, ratification, permission, waiver or authorization (including by or from any Governmental Entity) (each a “Consent”) of any Person in order to consummate any of the transactions contemplated by this Agreement or that would result in the imposition on the Company, its Subsidiaries, Parent or its Subsidiaries of any material cost, loss or burden if any such Consent were not obtained;

(vii) under which the Company or any of its Subsidiaries grants or has granted or obtains or has obtained a right of first refusal or right of first negotiation for an opportunity to discuss, negotiate or enter into an agreement that would constitute a Material Contract once effective;

(viii) other than Contracts evidencing Company Stock Options: (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities; (B) providing any Person with any preemptive right, right of participation, right of maintenance or similar right with respect to any securities; or (C) providing the Company or any of its Subsidiaries with any right of first refusal with respect to, or right to repurchase, redeem, put or call, any securities;

(ix) outside of ordinary course purchase orders consistent with past practice, that contemplate payments or the delivery of other consideration during any 12-month period aggregating or having an aggregate value of more than $400,000;

(x) that relates to the formation, creation, operation, management or control of any partnership or collaboration or any joint venture, joint marketing, distribution or similar arrangement that is material to the business of the Company or any of its Subsidiaries or that has an aggregate value of more than $400,000, or pursuant to which the Company or any of its Subsidiaries has an obligation (contingent or otherwise) to make a material investment in or material extension of credit to any Person;

(xi) that involves or relates to (A) indebtedness for borrowed money or the deferred purchase price of goods or services and having an outstanding principal amount in excess of $400,000 or (B) any exchange traded, over-the-counter or other swap, cap, floor, collar, futures contract, forward contract, option or any other derivative financial instrument or contract;

(xii) outside of ordinary course purchase orders consistent with past practices, that involve the Company or any of its Subsidiaries (A) engaging third parties with respect to the research, development or manufacture of Company Products, provided that such Contracts shall not include Contracts with individual consultants, or (B) being engaged by third parties with respect to any of the foregoing; or

(xiii) any other Contract, if a breach of such Contract or the termination of such Contract would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Each such Contract described in clauses (i) through (xiii) is referred to herein as a “Material Contract.” Each Material Contract is in written form, and accurate and complete copies of each Material Contract have been Made Available to Parent by the Company (it being understood that to the extent any Material Contract is based on a standard-form Contract, the Company has only made available the standard-form Contract unless such Material Contract deviates in any material respect from such standard-form Contract, in which case the Company has also provided an accurate and complete copy of such Material Contract).

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Material Contract is valid, binding on, and enforceable in accordance with its terms against, the Company or its applicable Subsidiary and on each other party thereto, and is in full force and effect, and (ii) the Company and its Subsidiaries have performed and complied with all obligations required to be performed or complied with by them under each Material Contract. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (A) there is no default under any Material Contract by the Company or its Subsidiaries or, to the

Knowledge of the Company, by any other party, and (B) no event has occurred that with the lapse of time or the giving of notice or both would (1) constitute a default thereunder by the Company or its Subsidiaries, or to the Knowledge of the Company, by any other party; (2) give any Person the right to receive or require any rebate, chargeback, penalty or change in delivery schedule thereunder; (3) give any Person the right to accelerate the maturity or performance thereof; or (4) give any Person the right to cancel, terminate or modify such Material Contract.

(c) Since January 1, 2008: (i) no supplier of a raw material or active ingredient required for the manufacture of a Company Marketed Product; and (ii) no manufacturer of a Company Marketed Product, has provided notice to the Company, directly or indirectly of its intent to discontinue or reduce in any material respect the supply of such material or ingredient or the manufacturing of such product, respectively.

(d) Each Contract between the Company or any of its Subsidiaries and a clinical research organization is identified in Section 4.7(d) of the Company Disclosure Schedule, whether or not meeting the definition of a Material Contract. Each such Contract is terminable and may be discontinued by the Company or such Subsidiary at will (upon delivery of notice of not more than 90 days) without penalty or cost (other than reimbursement for previously incurred or committed expenses) in connection with the termination by the Company or such Subsidiary of the applicable research program to which such Contract relates or the preclinical or clinical development program to which such Contract relates.

Section 4.8 Properties. Except with respect to Intellectual Property, which is covered by Section 4.10, and except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its Subsidiaries own, and have good and valid title to all tangible personal properties purported to be owned by them or a valid leasehold interest in all tangible personal properties purported to be used by them, including: (i) all personal properties reflected in the latest balance sheet included in the SEC Reports filed prior to the date hereof (except for inventory or used or obsolete equipment sold or otherwise disposed of in the ordinary course of business since the date of such balance sheet) or acquired after the date thereof; and (ii) all other personal properties reflected in the books and records of the Company and its Subsidiaries as being owned by the Company and its Subsidiaries. All of said personal properties which are owned by the Company and its Subsidiaries, and all Company Owned Real Property (hereinafter defined), are owned by them free and clear of all Liens, except (1) statutory Liens for Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been set aside by the Company, (2) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, (3) mechanics’, materialmen’s, architects’, warehousemen’s, landlords’ and other like statutory Liens arising or incurred in the ordinary course of business, either securing payments not yet due or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been set aside by the Company, (4) such Liens as do not materially affect the use or value of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (5) mortgages or deeds of trust (to the extent Made Available to Parent), (6) security interests or other encumbrances on title related to indebtedness reflected on the latest balance sheet included in the SEC Reports filed prior to the date hereof, (7) zoning, building codes and other land use laws, imposed by any Governmental Entity having jurisdiction, that regulate use or occupancy of any Company Owned Real Property and (8) other Liens being contested in good faith in the ordinary course of business or that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (collectively, the “Permitted Liens”). All material items of equipment and other tangible properties owned by or leased to the Company or its Subsidiaries are in good and safe condition and repair (ordinary wear and tear excepted) and are adequate in all material respects for the uses to which they are being put and for the conduct of the business of the Company or its Subsidiaries in the manner in which such business is currently being conducted.

Section 4.9 Real Property. (a) Section 4.9(a) of the Company Disclosure Schedule sets forth a complete list of all real property owned by the Company or any of its Subsidiaries as of the date hereof (“Company Owned Real Property”). The Company and each of its Subsidiaries has good and valid title in fee simple to all Company Owned Real Property, free and clear of all Liens of any nature whatsoever, except Permitted Liens. Neither the Company or its Subsidiaries has granted or is obligated under any option, right of first offer, right of first refusal or other contractual right to purchase, acquire, sell or dispose of any Company Owned Real Property or any portion thereof or interest therein.

(b) Section 4.9(b) of the Company Disclosure Schedule sets forth a complete list of all real property leased by the Company or any of its Subsidiaries as of the date hereof (the “Company Leases”), together with the Company Owned Real Property, the “Company Real Property”). With respect to each of the Company Leases: (1) such Company Lease is binding on the Company or its Subsidiary party thereto, and, to the Knowledge of the Company, is enforceable and in full force and effect, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the rights and remedies of creditors generally and the effect of general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law) and (2) neither the Company nor any of its Subsidiaries, as the case may be, nor, to the Knowledge of the Company, any other party to the Company Lease is in material breach or default under such Company Lease, and no event has occurred or failed to occur or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Company Lease.

(c) To the Knowledge of the Company, the present use of the land, buildings, structures and improvements on the Company Real Property are, in all material respects, in conformity with all Laws, including all applicable zoning Laws, ordinances and regulations and with all registered deeds or other restrictions of record, and neither the Company nor any of its Subsidiaries, as the case may be, has received any written notice or has any Knowledge of any material violation thereof. Neither the Company nor any of its Subsidiaries, as the case may be, has received any written notice or has any Knowledge of any material conflict or dispute with any regulatory authority or other Person relating to any Company Real Property or the activities thereon that has not been corrected or resolved, other than where there is no current or reasonably likely material interference with the operations at the Company Real Property as presently conducted (or as would be conducted at full capacity). The Company Real Property has legal and physical access for the ingress and egress of motor vehicles to and from public roads or dedicated private ways adjoining the Company Real Property, and adequate water, sewer, phone, gas, electric and any other public utilities as may be necessary or desirable for the use and enjoyment of the Company Real Property as presently operated.

Section 4.10 Intellectual Property. (a) Section 4.10(a) of the Company Disclosure Schedule sets forth a true and complete list as of the date hereof of all Company Owned Intellectual Property in the form of: (1) Patents; (2) Company Registered Brand Names; (3) material Company Unregistered Brand Names; (4) material copyright registrations; (5) applications for registration of material copyrights; and (6) domain name registrations. In the case of each of the foregoing, such Section of the Company Disclosure Schedule shall list (i) relevant jurisdiction, (ii) any identifying serial or registration numbers and (iii) the registered owner.

(b) Section 4.10(b) of the Company Disclosure Schedule sets forth a complete and accurate list or description, as appropriate, of all Contracts by which the Company or any of its Subsidiaries has been granted or has granted to others any license, covenant not to sue or other immunity to or under Intellectual Property that is used in or necessary for the conduct of the business of the Company or any of its Subsidiaries, as conducted as of the date hereof and as contemplated to be conducted, and where (1) such Intellectual Property is embodied in any Company Products or any extensions of any such Company Products currently under development (“Extensions”) ; (2) the termination or expiration of such agreement would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (3) the agreement requires or reasonably could be expected to require the Company or any of its Subsidiaries to pay or be paid royalties or amounts to/from another Person in an aggregate amount of $250,000 or more over the term of the Contract; (4) the agreement is or purports to be an inbound or outbound license of material rights on an exclusive basis; or (5) the agreement relates to Intellectual Property which is co-owned by another Person or as to which another Person has a right to acquire, an option for, right of first refusal or a right of first negotiation (collectively, “Company Material Licenses”); provided, however, Section 4.10(b) of the Company Disclosure Schedule need not list licenses of computer software which computer software has not been significantly modified or customized and that is widely available on commercially reasonable terms. A true and complete copy of each Company Material License has been Made Available to Parent.

(c) To the Knowledge of the Company, neither (1) the use of the Company Owned Intellectual Property and Company Licensed Intellectual Property in connection with the operation of the business of the Company or any of its Subsidiaries as conducted as of the date hereof and as contemplated to be conducted, nor (2) the manufacture, use, offer for sale, and sale of Company Products (as such products exist as of the date hereof), infringes or misappropriates or otherwise violates any Intellectual Property rights of any Person (excluding pending intellectual property rights or intellectual property rights which are not by their nature enforceable), and the Company is unaware of any facts that would form a reasonable basis for a claim of any such infringement, misappropriation or violation, and no claim is pending or threatened against the Company or any of its Subsidiaries alleging any of the foregoing. For purposes of this Section 4.10(c), “infringe” and “infringement” include infringement directly, contributorily, by inducement or otherwise.

(d) To the Knowledge of the Company, except for the Company Material Licenses of which true and accurate copies have been Made Available to Parent, no right, license, lease, consent, or other agreement is required with respect to any Intellectual Property for the conduct of the business of the Company or any of its Subsidiaries as conducted as of the date hereof and as contemplated to be conducted that require any material payment or the undertaking of any material obligation by the Company or any of its Subsidiaries.

(e) None of the Patents required to be listed in Section 4.10(a) of the Company Disclosure Schedule (the “Patent Rights”) as of the date hereof are involved in any interference, reexamination, opposition or similar active Proceeding which would reasonably be expected to have a material adverse effect thereon, and, to the Knowledge of the Company, there has been no threat that any such Proceeding will hereafter be commenced. To the Knowledge of the Company, the Patent Rights (1) have been duly filed or registered (as applicable) with the applicable Governmental Entity, and maintained, including the submission of all necessary filings and fees in accordance with the legal and administrative requirements or the appropriate jurisdictions, and have not lapsed, expired or been abandoned, (2) have been prosecuted in good faith, and the Company, its licensors, the inventors, and all those involved with the prosecution of the Company Owned Intellectual Property have complied with, or will comply with, the USPTO’s duty of candor and good faith in dealing with the USPTO (or similar duty with respect to any non-U.S. patent office), including the duty to disclose to the USPTO all information known to be material to the patentability of each of the patents and patent applications in the Company Owned Intellectual Property, and (3) have not lapsed and all required maintenance and annual fees have been fully paid, and all fees paid during prosecution and after issuance of any patent have been paid in the correct entity status amounts, subject to the other provisions of this Section 4.10(e). None of the Company Registered Brand Names or Company Unregistered Brand Names required to be listed in Section 4.10(a) of the Company Disclosure Schedule is involved in any opposition, cancellation, nullification, interference, or similar active Proceeding, and there has been no threat that any such Proceeding will hereafter be commenced. To the Knowledge of the Company, no act has been done or omitted to be done by the Company or any of its Subsidiaries, which has had or would be reasonably expected to have the effect of: (A) rendering any material Patent Right unenforceable; or (B) impairing or dedicating to the public, or entitling any Person to cancel, forfeit, modify or consider abandoned, any material Company Intellectual Property.

(f) To the Knowledge of the Company, the Company or a Subsidiary of the Company is the exclusive owner of the entire and unencumbered right, title and interest in and to each item of Company Owned Intellectual Property required to be listed in Section 4.10(a) of the Company Disclosure Schedule. The Company or a Subsidiary of the Company is entitled to use the Company Owned Intellectual Property and Company Licensed Intellectual Property in the

ordinary course of its business as currently conducted and as currently contemplated to be conducted, subject only to the terms of the Company Material Licenses of which true and accurate copies have been Made Available to Parent.

(g) To the Knowledge of the Company, other than the Company Intellectual Property, there are no items of Intellectual Property that are necessary to the conduct of the business of the Company or any of its Subsidiaries as conducted as of the date hereof, and the Company has or will be able to obtain any rights or licenses to use all Intellectual Property rights and other material intangible property and assets that are, or would be, necessary to the conduct of the Company’s business as currently conducted and as currently contemplated to be conducted. To the Knowledge of the Company, the Company Owned Intellectual Property is valid and enforceable, and the Company has the right to enforce such Company Owned Intellectual Property that has not been licensed to another Person on an exclusive basis, and such Intellectual Property has not been adjudged by a court of competent jurisdiction to be invalid or unenforceable (except for challenges and adjudications that may be received in the ordinary course of the prosecution of Intellectual Property applications in Intellectual Property offices) in whole or part.

(h) To the Knowledge of the Company, no Proceedings are pending or are threatened against the Company or any of its Subsidiaries or licensors of Company Licensed Intellectual Property (1) based upon, challenging or seeking to deny or restrict the use by the Company or any of its Subsidiaries of any of the Company Intellectual Property, (2) alleging that any services provided by, processes used by, or products manufactured or sold or to be manufactured or sold by the Company or any of its Subsidiaries or any other operation of the business of the Company or any of its Subsidiaries infringes, misappropriates or violates any Intellectual Property right of any other Person, or (3) alleging that the Company Material Licenses conflict with the terms of any other Person’s license or other agreement.

(i) To the Knowledge of the Company, there are no infringements, misappropriations or violations by others of any of the Company Intellectual Property, or other proprietary information of the Company, and the Company is unaware of any facts which would form a reasonable basis for a claim of any such infringement, misappropriation or violation. The Company and its Subsidiaries have not granted any license or other right to any Person with respect to the Company Intellectual Property as of the date hereof other than pursuant to agreements required to be listed in Section 4.10(a) or Section 4.10(b) of the Company Disclosure Schedule.

(j) All employees of the Company or any of its Subsidiaries or other Persons with access to material Trade Secrets of the Company or any of its Subsidiaries, which information relates to a Company Product or an Extension, are parties to written agreements under which, among other things, each such employee or other Persons is obligated to maintain the confidentiality of confidential information of the Company or any of its Subsidiaries, except where the absence of such written agreements has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the Knowledge of the Company, no employees or such other Persons of the Company or any of its

Subsidiaries are in violation of any such agreement. Each of the Company and its Subsidiaries has taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all material Trade Secrets pertaining to any of them or their business, or the Company Intellectual Property.

(k) To the Knowledge of the Company (1) there has been no misappropriation of any Trade Secrets or other confidential Intellectual Property of the Company or any of its Subsidiaries by any Person, (2) no employee, independent contractor or agent of the Company or any of its Subsidiaries has misappropriated any trade secrets of any other Person in the course of such individual’s performance as an employee, independent contractor or agent, and (3) no employee, independent contractor or agent of the Company or any of its Subsidiaries is in default or breach of any term of any employment agreement, nondisclosure agreement, assignment of invention agreement or similar agreement or Contract, in each case (1) through (3) that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(l) The Company and each of its Subsidiaries have secured valid written assignments of Company Owned Intellectual Property from all former and current employees and other Persons who contributed to the creation or development of any Intellectual Property purported to be Company Owned Intellectual Property or the rights to such contributions that the Company or such Subsidiary does not already own by operation of law, and all of its employees or such other Persons have assigned to the Company or such Subsidiary the rights to such contributions that the Company or such Subsidiary does not already own by operation of law. All assignments from each named inventor of the Company Owned Intellectual Property have been recorded with the USPTO and/or appropriate non-U.S. Governmental Entity. Without limiting any other provision of this Agreement, to the Knowledge of the Company, there are no errors or disputes with respect to ownership of the Company Owned Intellectual Property, and there are no Liens, encumbrances or other rights that would affect the Company Owned Intellectual Property.

(m) All material data contained in any databases of, or maintained on behalf of, the Company or its Subsidiaries and all other information and data compilations used by, or necessary to the business of, the Company or it Subsidiaries (“Company Data”) is owned by the Company or its Subsidiaries or is used by or on behalf of the Company or its Subsidiaries pursuant to a valid Contract.

(n) All Company IT Systems have been properly maintained by technically competent personnel to ensure proper operation, monitoring and use. The Company IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct the business of the Company and its Subsidiaries as they are currently being conducted or are currently contemplated to be conducted. The Company and its Subsidiaries have not experienced within the past three years any material disruption to, or material interruption in, the conduct of business attributable to a defect, bug, breakdown or other failure or deficiency of the Company IT Systems. The Company and its Subsidiaries have taken commercially reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of the business of the Company and its Subsidiaries without material disruption to, or material interruption in, the conduct of the business of the Company and its Subsidiaries.

(o) Each of the Company and its Subsidiaries has established an information security program that: (i) includes safeguards designed to protect the security, confidentiality, and integrity of transactions and/or the proprietary nature of the Company Data; and (ii) is designed to protect against unauthorized access to the Company IT Systems or Company Data and the systems of any third party service providers that have access to Company Data or Company IT Systems. To the Knowledge of the Company, none of the Company or any of its Subsidiaries has suffered a security breach with respect to the Company Data in the past three years. No Company or Subsidiary has notified any Person of any information security breach involving Personal Data. To the Knowledge of the Company, each of the Company and its Subsidiaries is in compliance with all applicable internal privacy policies and all applicable Laws related to information privacy and security.

Section 4.11 Compliance. Each of the Company and its Subsidiaries is, and has at all times since January 1, 2007 been, in compliance with all applicable Laws, except for such failures to comply that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. None of the Company and its Subsidiaries has received any notice or other communication from any Governmental Entity or other Person or has Knowledge of any circumstance regarding any actual or possible violation of, or failure to comply with, any Law, except for such violations or failures to comply that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received notice of or otherwise has Knowledge of any actual or threatened enforcement action by the U.S. Food and Drug Administration (“FDA”) or any other Governmental Entity which has jurisdiction over the operations of the Company and its Subsidiaries.

(a) All material reports, documents, claims and notices required to be filed, maintained, or furnished to the FDA or any Governmental Entity by the Company or its Subsidiaries have been so filed, maintained or furnished. To the Knowledge of the Company, all such reports, documents, claims, and notices were complete and correct in all material respects and complied in all material respects with all applicable Laws on the date filed (or were corrected in or supplemented by a subsequent filing).

(b) Since January 1, 2007, neither the Company nor any of its Subsidiaries has received any FDA Form 483, Warning Letter, untitled letter or other correspondence, notice or other communication from the FDA or any other Governmental Entity alleging or asserting noncompliance with any applicable Laws.

(c) The Company and its Subsidiaries hold all material Permits necessary to be held at this time in order to enable them to conduct their business in the manner in which such business is currently conducted or as currently proposed to be conducted, and all such Permits are valid and in full force and effect in all material respects. The Company and each of its Subsidiaries are, and since January 1, 2007 have been, in compliance in all material respects with the terms and requirements of such Permits. None of the Company and its Subsidiaries has received any communication from any Governmental Entity regarding any asserted failure by it to have obtained any such Permits, or any past and unremedied failure to obtain any such Permits. The Company has no Knowledge of any circumstances regarding any failure to comply with any material term or requirement of any such Permit, or any actual or threatened revocation, withdrawal, suspension, cancellation, termination or modification of any such Permit. To the Company’s Knowledge, no Governmental Entity has since January 1, 2007 challenged in writing the right of the Company or any of its Subsidiaries or any of their respective agents or partners to research, develop, manufacture, offer for sale, sell, import or export any of the Company Products, or to label, distribute, store, advertise or promote any of the Company Products or the manner in which any of the Company or its Subsidiaries is currently conducting its business.

(d) Neither the Company nor its Subsidiaries is the beneficiary of any grant, incentive, or subsidy from the FDA or other Governmental Entity.

(e) All studies, tests and preclinical and clinical trials being conducted by the Company or its Subsidiaries have been and are being conducted in material compliance with experimental protocols pursuant to accepted professional scientific standards and applicable local, state and federal Laws, rules, and regulations, including the applicable requirements of Good Laboratory Practices, Good Clinical Practices and all requirements relating to protection of human subjects contained in Title 21, Parts 50, 54, and 56 of the United States Code of Federal Regulations, as applicable. Each Company Marketed Product is being as of the date of this Agreement, and has been at all times, developed, tested, manufactured, labeled, stored, distributed, imported, exported and marketed in compliance in all material respects with all applicable Laws, including those relating to investigational use, commercial approval, premarket clearance, current good manufacturing practices, recordkeeping and filing of reports. Without limiting the foregoing:

(i) to the Company’s Knowledge, each of the clinical investigator trial sites, clinical research organizations, contract manufacturing organizations and all other services providers involved in the development, manufacture and commercialization of the Company Marketed Products is, and has been at all times, in compliance in all material respects with all applicable Laws, and the Company and its Subsidiaries have carried out, and continue to carry out, appropriate monitoring of their compliance with all applicable Laws; and

(ii) all applicable human clinical trials have been registered in compliance in all material respects with all applicable Laws.

(f) The Company and its Subsidiaries are in material compliance with all applicable Laws administered by the FDA and to the Knowledge of the Company are in compliance with other regulatory authority responsible for regulating medical devices in any country throughout the world other than the United States.

(g) All manufacturing operations conducted by or to the Company’s Knowledge on behalf of the Company or its Subsidiaries have been and are being conducted in compliance in all material respects with all applicable Laws including current Good Manufacturing Practices and all applicable similar foreign requirements.

(h) The Company has Made Available to Parent, with respect to any Company Product: (i) accurate and complete copies of each New Drug Application, Investigational New Drug Application (“IND”), Premarket Notification, Premarket Approval, Investigational Device Exemption (“IDE”) and each similar U.S. or non-U.S. regulatory filing made by the Company or its Subsidiaries, including all related supplements, amendments and annual reports; and (ii) all material correspondence received from the FDA, the European Medicines Agency (“EMEA”) or any similar U.S. or non-U.S. Governmental Entity. The Company has accurately described in all material respects to Parent the nature and content of all of the Company’s or any of its Subsidiary’s direct, material verbal communications with representatives of the FDA, the EMEA and any similar state and foreign Governmental Entities that concerns any Company Marketed Product.

(i) Since January 1, 2007, the Company and its Subsidiaries have not either voluntarily or involuntarily initiated, conducted, or issued, or caused to be initiated, conducted or issued, any recall, market withdrawal or replacement, “dear doctor” letter or other safety alert, or other notice or action relating to an alleged lack of safety or efficacy of any Company Product, and to the Company’s Knowledge none of the Company Products has been recalled, suspended or discontinued as a result of any action by the FDA, the EMEA or any U.S. or non-U.S. Governmental Entity.

(j) The Company and its Subsidiaries are and at all times since January 1, 2007 have been in material compliance with federal or state criminal or civil laws (including without limitation the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), False Claims Act (31 U.S.C. §3729 et seq.), Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104-191), and any comparable state laws), or the regulations promulgated pursuant to such Laws, or which are cause for civil penalties or mandatory or permissive exclusion from Medicare, Medicaid or any other state or federal health care program (“Program”). There is no civil, criminal, administrative or other action, suit, demand, claim, hearing, investigation, Proceeding, notice or demand pending, received or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries which could reasonably result in its exclusion from participation in any Program or other third party payment programs in which the Company or any of its Subsidiaries participates. None of the Company and its Subsidiaries, and (to the Company’s Knowledge) no director, officer, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries, has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to U.S. or non-U.S. government officials or employees or to U.S. or non-U.S. political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any other similar applicable U.S. federal or state or non-U.S. Laws; or (iii) made any other unlawful payment.

(k) No clinical trial of any of the Company Marketed Products or of any extension of Radiesse has been suspended, put on hold or terminated prior to completion, and no IND or IDE for any of the Company Marketed Products or of any extension of Radiesse has been suspended, withdrawn, rejected or refused, in each case, as a result of any action by the FDA, the EMEA or any similar U.S. or non-U.S. Governmental Entity or voluntarily by the Company or its Subsidiaries based on serious adverse effects on human health. Neither the Company nor its Subsidiaries nor to the Company’s Knowledge any of their respective collaborators has received any written notice or other communication indicating that the FDA, the EMEA or any similar U.S. or non-U.S. Governmental Entities has commenced or threatened to initiate any action to withdraw approval, terminate clinical development, request the recall of any of the Company Marketed Products or of any extension of Radiesse, or to enjoin or place any restriction (including any sales or marketing restriction) on the production, sale, marketing, reimbursement or testing of any of the Company Marketed Products or of any extension of Radiesse.

(l) The Company has no Knowledge of any facts or circumstances that could reasonably be construed as indicating that marketing approval for any of the Company Products will be revoked or will not be obtained in the United States or in any other country where the Company or its Subsidiaries is currently conducting or currently proposes to conduct clinical development of such Company Product, or has or intends to seek marketing approval of such Company Product.

(m) The Company has no Knowledge of any facts that cause it to believe that any clinical trials previously conducted by or on behalf of the Company or its Subsidiaries regarding any of the Company Products were and, if still pending, are being, conducted in a manner not in accordance in all material respects with experimental protocols, procedures and controls pursuant to accepted professional scientific standards. The Company has no Knowledge of any results of or information concerning any other studies or tests that cause it to believe that such results or information call into question in any material respect any results disclosed to Parent.

(n) Neither the Company nor its Subsidiaries has made any untrue statement of a material fact or fraudulent statement to the FDA, the EMEA or any similar state or foreign Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA, the EMEA or any similar state or foreign Governmental Entity, or committed an act, made a statement or failed to make a statement, that (in any such case) would reasonably be expected to establish a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in FDA’s Compliance Policy Guide Sec. 120.100 (CPG 7150.09) or for the EMEA or any similar state or foreign Governmental Entity to invoke any similar policy. Neither the Company nor any of its Subsidiaries has, and, to the Company’s Knowledge, no officer, employee or agent of any of the Company or its Subsidiaries or principal investigator or sub-investigator of any clinical investigation sponsored by the Company or its Subsidiaries has, on account of actions taken for or on behalf of the Company or its Subsidiaries, been under investigation for, or convicted of, any crime or engaged in any conduct which could result in debarment under 21 U.S.C. Section 335a or any similar state or foreign Law.

Section 4.12 Absence of Certain Changes or Events. Since June 30, 2009 through the date of this Agreement, the Company and its Subsidiaries have conducted their business only in the ordinary course of business consistent with past practices and:

(a) there has not been any change, event, effect or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) neither the Company nor any of its Subsidiaries has done any of the following: (1) any granting by the Company or any of its Subsidiaries to any present or former director, executive officer or employee of: (A) any increase in compensation or benefits in any form; or (B) of the right to receive any severance, termination or retention compensation or benefit or tax gross up, or any approval, amendment or modification of any such grant referred to in clause “(A)” or “(B)” of this clause “(1)”; or (2) any entry by the Company or any of its Subsidiaries into any employment, consulting, indemnification, termination, change of control, non-competition or severance agreement or arrangement with any present or former director, executive officer or employee (other than employment agreements with employees in the ordinary course of business and consistent with the Company’s standard offer letter), or any approval, material amendment or material modification of any such agreement or arrangement;

(c) the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under any provision of, any Company Benefit Plan (other than a Foreign Plan);

(d) neither the Company or its Subsidiaries has sold, issued or granted, or authorized the issuance of: (i) any capital stock or other security (except for Common Stock issued upon the valid exercise of outstanding Company Stock Options); (ii) any option, warrant or right to acquire any capital stock or any other security (except for Company Stock Options a list of which has been Made Available to Parent); or (iii) any instrument convertible into or exchangeable or exercisable for any capital stock or other security;

(e) neither the Company nor any of its Subsidiaries has made any capital expenditure which, when added to all other capital expenditures made on behalf of the Company and its Subsidiaries since June 30, 2009, exceeds $250,000 in the aggregate;

(f) neither the Company nor any of its Subsidiaries has written off as uncollectible, or established any extraordinary reserve with respect to, any material account receivable or other indebtedness;

(g) neither the Company nor any of its Subsidiaries has: (i) acquired, leased or licensed any material right or other material asset from any other Person; (ii) sold or otherwise disposed of, or leased or licensed, any material right or other material asset to any other Person; or (iii) waived or relinquished any material right, except in each case for rights or other assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with past practices;

(h) neither the Company nor any of its Subsidiaries has (other than in connection with ordinary course expense reimbursement or, with respect to indebtedness for borrowed money in the ordinary course, as does not exceed $100,000 in the aggregate): (i) lent money to any Person; or (ii) incurred or guaranteed any indebtedness for borrowed money;

(i) neither the Company nor any of its Subsidiaries has: (i) adopted, established or entered into any Company Benefit Plan; or (ii) caused or permitted any Company Benefit Plan to be amended in any material respect or terminated;

(j) neither the Company nor any of its Subsidiaries has changed any of its methods of accounting or accounting practices or internal controls (including internal controls over financial reporting) in any material respect;

(k) neither the Company nor any of its Subsidiaries has changed any material Tax election, or made any material Tax election inconsistent with past practice, other than in the ordinary course of business or consistent with past practice;

(l) neither the Company nor any of its Subsidiaries has terminated or waived any material rights under any confidentiality, “standstill,” non-solicitation or similar agreement with any third party to which any of the Company and its Subsidiaries is or was a party or, to the Company’s Knowledge, under which any of the Company and its Subsidiaries has or had any rights;

(m) neither the Company nor any of its Subsidiaries has entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with past practices; and

(n) neither the Company nor any of its Subsidiaries has agreed or committed to take any of the actions referred to in clauses “(a)” through “(m)” above.

Section 4.13 Absence of Litigation. (a) Except with respect to Proceedings involving Company Intellectual Property, which is covered in Section 4.10, there is no claim, action, suit. litigation, arbitration, hearing, inquiry, audit, investigation or proceeding by or before or otherwise involving any Governmental Entity (each, a “Proceeding”) pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of its or their properties, other than any such Proceeding that (i) has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (ii) would not reasonably be expect to prevent, delay, make illegal or otherwise interfere with, the Offer or the Merger or any of the other transactions contemplated hereby. Neither the Company nor its Subsidiaries nor any of their respective properties is subject to any outstanding order, writ, injunction or decree. To the Knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists that would reasonably be expected to give rise to or serve as a basis for the commencement of any such Proceeding or the issuance of any order, writ, injunction or decree.

(b) Section 4.13(b) of the Company Disclosure Schedule sets forth an accurate and complete list of each Proceeding resolved or settled by the Company or any of its Subsidiaries since January 1, 2007 and prior to the date of this Agreement, which resolution or settlement required payment by the Company or its Subsidiaries in excess of $150,000 or involved the imposition on the Company or its Subsidiaries of injunctive or other non-monetary relief.

(c) To the Knowledge of the Company, as of the date hereof, no executive officer or director of the Company or any of its Subsidiaries is a defendant in any Proceeding in connection with his or her status as an executive officer or director of the Company or any of its Subsidiaries, and, to the Knowledge of the Company, as of the date hereof, no such Proceeding is threatened.

Section 4.14 Employee Benefit Plans. (a) Section 4.14(a) of the Company Disclosure Schedule includes a complete list, as of the date hereof, of each material Company Benefit Plan (excluding each Foreign Plan). The Company has Made Available to Parent a copy of each material Company Benefit Plan (excluding each Foreign Plan), including any amendments thereto, and where applicable, any related trust agreement, annuity or insurance contract, the most recent actuarial valuation, the most recent summary plan description, the most recent prospectus, the most recent IRS determination or opinion letter, and the most recent annual report (Form 5500) and any audited financial statements. With regard to each material Company Foreign Plan, Section 4.14(a) of the Company Disclosure Schedule includes a general description of the benefits applicable to the Company’s or its Subsidiaries’ employees.

(b) The Company and its Subsidiaries have complied with all provisions of all Laws and regulations applicable to Company Benefit Plans (including Foreign Plans) and each Company Benefit Plan (including each Foreign Plan) has been administered in accordance with its terms, including the timely making of all required contributions and the reflection by the Company of all required accruals on its financial statements, except for such failures to comply as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, with respect to each Company Benefit Plan (including each Foreign Plan) and each Employee, (1) there are no pending, or to the Knowledge of the Company, threatened claims other than routine claims or actions which would not reasonably be expected to result in any material liability of the Company or any of its Subsidiaries; and (2) there are no audits, inquiries or proceedings pending, or to the Knowledge of the Company, threatened by any Governmental Entity.

(c) Section 4.14(c) of the Company Disclosure Schedule identifies each Company Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code or is intended to be similarly qualified or registered under applicable foreign law (collectively, the “Company Qualified Plans”). The IRS (or other relevant foreign regulatory agency) has issued a favorable determination or opinion letter (or similar approval under foreign law) with respect to each Company Qualified Plan and such letter has not been revoked, and to the Knowledge of the Company there are no existing circumstances or events in respect of such qualified status that would reasonably be expected to result, individually or in the aggregate, in any Material Adverse Effect.

(d) No Company ERISA Affiliate Plan is, or has ever been, subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code.

(e) No Company Benefit Plan or Company ERISA Affiliate Plan is, or has ever been, a Multiemployer Plan.

(f) Neither the Company nor any of its Subsidiaries has any material obligations for retiree health, life or other welfare benefits under any Company Benefit Plan (excluding any Foreign Plan) or otherwise, other than health care continuation coverage mandated under Sections 601 et seq. of ERISA or similar state law.

(g) Each Company Benefit Plan, employment agreement, or other contract, plan, program, agreement, or arrangement that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) of the Code) has been operated in good faith compliance with Section 409A of the Code, its Treasury regulations, and any applicable administrative guidance relating thereto.

(h) Neither the execution, delivery or performance of this Agreement, nor the consummation of the Offer or the Merger or any of the other transactions contemplated by this Agreement (either alone or in combination with another event, whether contingent or otherwise) could: (i) result in any bonus, severance or other payment or obligation to any Employee (whether or not under any Company Benefit Plan); (ii) materially increase the benefits payable or provided to, or result in a forgiveness of indebtedness for, any Employee; (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit; (iv) result in any “parachute payment” under Section 280G of the Code (whether or not such payment is considered to be reasonable compensation for services rendered); (v) cause any compensation to fail to be deductible under Section 162(m) of the Code or any other provision of the Code or any similar foreign Legal Requirement; or (vi) cause the application of an accelerated or additional tax under section 409A of the Code (it being understood that the representations contained in this sentence do not apply to new offer letters or employment agreements being entered into with Parent or Purchaser in connection with the transactions contemplated by this Agreement). Without limiting the generality of the foregoing, the consummation of the Offer or the Merger will not result in the acceleration of vesting of any unvested Company Stock Options.

(i) Under each Company Benefit Plan (including, to the Company’s Knowledge, a Foreign Plan) that is a defined benefit or similar plan, as of the last day of the most recent plan year ended prior to the date of this Agreement, the actuarially determined present value of all benefit liabilities did not exceed the then current value of the assets of such Company Benefit Plan (or, to the Company’s Knowledge, such Foreign Plan), and there has been no material adverse change in the financial condition of such Company Benefit Plan (or, to the Company’s Knowledge, such Foreign Plan) (with respect to either assets or benefits) since the last day of the most recent plan year. To the Knowledge of the Company, the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient in all material respects to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to and obligations under such Foreign Plan. Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement shall cause any the assets or insurance obligations to be less than the benefit obligations under such Company Benefit Plan (or, to the Company’s Knowledge, such Foreign Plan).

(j) Except for the Company Stock Plans, none of the Company or its Subsidiaries maintains any plan, program or arrangement or is a party to any contract that provides any material benefits or provides for material payments to any Person in, based on or measured by the value of any equity security of, or interest in, the Company and its Subsidiaries.

(k) There are no material Proceedings, labor disputes or grievances pending, or to the Company’s Knowledge, threatened relating to wages and hours, leave of absence, plant closing notification, employment statute or regulation, employee privacy right, labor dispute, workers’ compensation policy or long-term disability policy, safety or discrimination matters involving any Employee, including charges of unfair labor practices or harassment complaints.

Section 4.15 Labor and Employment Matters. (a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (1) there is no work stoppage, slowdown, lockout, labor strike, material grievance, arbitration, or other labor dispute pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries, (2) the Company and each of its Subsidiaries are in material compliance with all applicable Laws and regulations respecting the employment of labor, (3) there is not presently pending, or to the Company’s Knowledge, threatened, any investigation, audit, or review by any Governmental Entity of the Company or any of its Subsidiaries with respect to such compliance, and (4) there is no material controversy pending or, to the Knowledge of the Company, threatened, by any current or former employee against the Company or any of its Subsidiaries, which controversy has or could reasonably be expected to result in an action, suit, Proceeding, claim, arbitration or investigation before any Governmental Entity.

(b) Neither the Company nor any of its Subsidiaries has engaged in any mass layoff, plant closing, workforce reduction, or other action that has resulted in or triggered notice requirements or liability under the WARN Act or any similar state or local plant closing notice law.

(c) Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement with a labor union or labor organization, nor, to the Company’s Knowledge, is any such agreement presently being negotiated. There has never been a petition filed for representation by a labor union or labor organization respecting any of the Employees and, to the Knowledge of the Company, there are no campaigns presently being conducted to solicit cards from Employees to authorize representation by any labor union or labor organization.

(d) There are no material Proceedings, labor disputes or grievances pending, or to the Company’s Knowledge, threatened relating to wages and hours, leave of absence, plant closing notification, employment statute or regulation, employee privacy right, labor dispute, workers’ compensation policy or long-term disability policy, safety or discrimination matters involving any Employee, including charges of unfair labor practices or harassment complaints.

Section 4.16 Insurance. Section 4.16 of the Company Disclosure Schedule sets forth, as of the date hereof, a true, correct and complete list of all material insurance policies issued in favor of the Company, or pursuant to which the Company or any of its Subsidiaries is a named insured or otherwise a beneficiary, as well as any historic incurrence-based policies still in force. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, with respect to each such insurance policy, (1) the policy is in full force and effect and all premiums due thereon have been paid, (2) the Company is not in breach or default, and to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any such policy, and (3) no notice of cancellation or termination has been received with respect to any such policy. Section 4.16 of the Company Disclosure Schedule accurately sets forth the most recent annual premium paid by the Company with respect to its director and officer insurance policies.

Section 4.17 Tax Matters. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (1) each of the Company and its Subsidiaries has filed with the appropriate Tax authority all Tax Returns required to be filed by it, (2) each of the Company and its Subsidiaries has paid all Taxes required to be paid by it, (3) the liability of the Company and its Subsidiaries for Taxes not yet due and payable as of the date of the Audited Balance Sheet did not exceed the accruals and reserves for Taxes set forth on the Audited Balance Sheet (without regard to any reserve for deferred Taxes established to reflect timing differences between book and Tax income), and (4) since June 30, 2009, the Company and its Subsidiaries have not incurred any liability for Taxes other than in the ordinary course of business.

(a) No material deficiencies for Taxes with respect to any of the Company and its Subsidiaries have been set forth, claimed, proposed or assessed by a Tax authority in writing that have not been settled, withdrawn or paid in full. There are no pending audits or examinations relating to any liability for Taxes of the Company or any Subsidiary. The Company has delivered or Made Available to Parent true and complete copies of federal and state income Tax Returns of each of the Company and its Subsidiaries for the years ended June 30, 2006, 2007 and 2008 and true and complete copies of all material examination reports and statements of deficiencies assessed against or agreed to by any of the Company and its Subsidiaries with respect to income Taxes for such years. There is no waiver of any statute of limitations in respect of any material Taxes of the Company or any Subsidiary that is currently in effect (other than any extension of the statute of limitations resulting from the filing of an extension of time to file Tax Returns).

(b) Neither the Company nor any of its Subsidiaries has requested or received any ruling from any Tax authority, or signed any binding agreement with any Tax authority (including any advance pricing agreement), that would affect any amount of material Tax payable after the date of the Closing.

(c) There is no Tax sharing, Tax indemnity or Tax allocation agreement with respect to or involving any of the Company and its Subsidiaries other than any such agreements or arrangements to which only the Company and one or more of its Subsidiaries are parties. For purposes of this representation, commercial agreements or contracts not primarily related to Taxes shall not be considered Tax sharing, Tax indemnity or Tax allocation agreements.

(d) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its Subsidiaries has (i) been a member of an affiliated group (within the meaning of Section 1504 of the Code) or an affiliated, consolidated, combined, unitary or aggregate group for state, local or foreign Tax purposes, other than the group of which the Company is the common parent or (ii) any liability for the Taxes of any Person other than the Company and its Subsidiaries under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law).

(e) Neither the Company nor any of its Subsidiaries has in the past three (3) years constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(f) Neither the Company nor any of its Subsidiaries has participated in a transaction described in Treasury Regulations Sections 1.6011-4(b)(2), -4(b)(3) or -4(b)(4).

(g) Neither the Company nor any of its Subsidiaries has made or agreed to make any change in method of accounting previously used by it in any Tax Return which change in method would require a material adjustment to its income pursuant to Section 481(a) of the Code (or any similar provision of applicable state, or local or foreign Tax law) on any Tax Return for any taxable period or portion thereof beginning after the Closing Date. No application is pending with any Tax authority requesting permission to make any change in any accounting method that would require such an adjustment, nor has the Company or any of its Subsidiaries received any written notice that a Tax authority proposes to require a change in method of accounting used in any Tax Return which has been filed by the Company or any of its Subsidiaries that would require such an adjustment.

(h) No Liens relating to Taxes are currently in effect against any of the assets of the Company or any of its Subsidiaries other than Permitted Liens.

(i) Since January 1, 2006, no claim has been made in writing against the Company or any of its Subsidiaries by a Tax authority in a jurisdiction where the Company or its Subsidiaries do not file Tax Returns that any one of them is, or may be, subject to Tax by that jurisdiction

Section 4.18 Environmental Matters. (a) The Company and its Subsidiaries have at all times complied and are in compliance, in all material respects, with all Environmental Laws, which compliance has included obtaining and complying at all times, in all material respects, with all Permits required pursuant to Environmental Laws for the occupation of their facilities and properties and the operation of their respective businesses.

(b) Neither the Company nor any of its Subsidiaries has received any notice, report or other information regarding any actual or alleged material violation of, or liability under, Environmental Laws with respect to their past or current operations, properties or facilities.

(c) Neither the Company nor any of its Subsidiaries have treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, or exposed any Person to, any substance, including any Hazardous Substance, or currently or formerly owned, operated or leased any property or facility so as to give rise to any current or future material liability or corrective or remedial obligation under any Environmental Laws.

(d) There has been no material release of any Hazardous Substance at, on, under or from any property currently, or, to the Knowledge of the Company, formerly owned by the Company and the Company has no material liability for releases of Hazardous Substances at any other location.

(e) Neither the Company nor any of its Subsidiaries have assumed, provided an indemnity with respect to, or otherwise become subject to any material liabilities of any other Person under any Environmental Law.

(f) To the Knowledge of the Company, there are no past or present actions, activities, circumstances, conditions, events or incidents that could form the basis of any material claim, action, cause of action, suit, Proceeding, investigation, order, demand, notice or other material liability of the Company or its Subsidiaries arising out of, based on, resulting from or relating to (1) the presence, or release into the environment, of, or exposure to, any Hazardous Substances at any location, whether or not owned, operated or leased by the Company or any of its Subsidiaries, now or in the past, or (2) any violation, or alleged violation, or requirement of any Environmental Law.

(g) The Company has provided to Parent all material assessments, reports, data, results of investigations or audits, and other information that is in the possession of or reasonably available to the Company regarding environmental matters pertaining to or the environmental condition of the business and properties of the Company or its Subsidiaries, or the compliance (or noncompliance) by such entities with any Environmental Laws.

Section 4.19 Affiliate Transactions. (a) No officer or director of the Company or any of its Subsidiaries and no other Person known by the Company to currently own five percent (5%) or more of the Shares is a party to any Contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any interest in any property owned by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, has engaged in any transaction with the Company or any of its Subsidiaries or

Affiliates within the last twelve (12) months, in each case, that is of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act that is not disclosed in the proxy statement most recently filed with the SEC prior to the date of this Agreement.

(b) Between the date of such proxy statement and the date of this Agreement, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC under the Securities Act.

Section 4.20 Schedule 14D-9; Offer Documents; Information Statement. (a) None of the information supplied or to be supplied by or on behalf of the Company or any Affiliate of the Company for inclusion in the Offer Documents will, at the time such documents are filed with the SEC, at the time they are mailed to the holders of Shares, and at the time any amendment or supplement thereto is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9 will not, at the time it is filed with the SEC, at the time it is mailed to the holders of Shares, and at the time any amendment or supplement thereto is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to information supplied by or on behalf of Parent, Purchaser or any Affiliate of Parent or Purchaser that is included in the Offer Documents or the Schedule 14D-9. The Schedule 14D-9 will, at the time it is filed with the SEC, at the time it is mailed to the holders of Shares, and at the time any amendment or supplement thereto is filed with the SEC, comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC thereunder.

(b) The letter to stockholders, notice of meeting and information statement or proxy statement and form of proxy, as the case may be, that may be provided to stockholders of the Company in connection with the Merger (including any amendments or supplements) and any schedules required to be filed with the SEC in connection therewith (collectively, the “Information Statement”) will not, at the time the Information Statement is filed with the SEC and first mailed to stockholders of the Company, at the time any amendment or supplement thereto is filed with the SEC, and at the time of any Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to information supplied in writing by Parent, Purchaser or any Affiliate of Parent or Purchaser expressly for inclusion in the Information Statement. The Information Statement will, at the time the Information Statement is filed with the SEC and first mailed to stockholders of the Company, at the time of the Special Meeting, and at the time any amendment or supplement thereto is filed with the SEC, comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC promulgated thereunder.

Section 4.21 Opinion of Financial Advisor. Prior to the execution of this Agreement, J.P. Morgan (the “Financial Advisor”) has delivered to the Company Board its opinion, dated December 30, 2009 to the effect that, as of such date and based upon and subject to the matters set forth therein, the consideration to be received by holders of Shares in the Offer and the Merger is fair, from a financial point of view, to such holders.

Section 4.22 Brokers; Certain Fees. No broker, finder or investment banker is or will be entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or any of its Subsidiaries, except as provided in the letter agreement between the Company and the Financial Advisor dated December 22, 2009, a complete and correct copy of which was delivered to Parent prior to the date of this Agreement.

Section 4.23 Takeover Laws. The Company Board has, prior to the execution of this Agreement, approved, for purposes of Section 203 of the DGCL, this Agreement and the transactions contemplated hereby, including the Offer and the Merger and the Support Agreements and the transactions contemplated thereby. To the Knowledge of the Company, there are no “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Laws or regulations (collectively, “Takeover Laws”) applicable to this Agreement, the Support Agreements or the transactions contemplated hereby or thereby.

Section 4.24 Products. (a) Except as has not had and would not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, each Company Product made commercially available by the Company or its Subsidiaries to any Person was free of any design defect or other defect or deficiency at the time of such commercial availability.

(b) Since January 1, 2007, no customer or other Person has asserted any material claim against the Company or any of its Subsidiaries: (i) under or based upon any warranty provided by or on behalf of Company or any of its Subsidiaries; or (ii) under or based upon any product liability claims.

(c) Neither the Company nor any of its Subsidiaries has any Knowledge of any facts which would reasonably be expected to cause: (i) the withdrawal or recall of any Company Marketed Product; (ii) a termination or suspension of marketing of any Company Marketed Product; or (iii) any adverse events or safety concerns not already publicly disclosed that would have a material impact on the ability to market any Company Marketed Product.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Parent and Purchaser, jointly and severally, hereby represent and warrant to the Company as follows:

Section 5.1 Organization. Each of Parent and Purchaser is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized (to the extent such concepts are recognized in such jurisdiction) and has the requisite corporate power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power or authority has not had and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect. Parent owns beneficially and of record all of the outstanding capital stock of Purchaser free and clear of all Liens. Purchaser was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business activities except as contemplated by this Agreement. “Purchaser Material Adverse Effect” means any change, effect, event or occurrence that has a material adverse effect on the ability of Parent or Purchaser to timely perform their respective obligations under this Agreement or to timely consummate the transactions contemplated hereby.

Section 5.2 Authority. Each of Parent and Purchaser has all necessary corporate or other entity power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Purchaser and the consummation by each of Parent and Purchaser of the transactions contemplated hereby have been duly and validly authorized by all necessary action of Parent and Purchaser, and no other corporate or other entity proceedings on the part of Parent or Purchaser are necessary to authorize this Agreement, to perform their respective obligations hereunder, or to consummate the transactions contemplated hereby (other than the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL). This Agreement has been duly and validly executed and delivered by Parent and Purchaser and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Purchaser enforceable against each of Parent and Purchaser in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing.

Section 5.3 No Conflict; Required Filings and Consents. (a) The execution, delivery and performance of this Agreement by Parent and Purchaser, do not and will not (1) conflict with or violate the respective certificates of incorporation or bylaws (or similar governing documents) of Parent or Purchaser, (2) assuming that all consents, approvals and authorizations contemplated by clauses (1) through (5) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any Law applicable to Parent or Purchaser or by which either of them or any of their respective properties are bound or (3) (A) result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) or (B) result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, or (C) result in the creation of any Lien on any of the properties or assets of Parent or Purchaser under, any Contracts to which Parent, Purchaser or any of their respective Subsidiaries is a party or by which Parent, Purchaser or any of their respective Subsidiaries or any of their respective properties are bound, except, in the case of clauses (2) and (3), for any such conflict, violation, breach, default, acceleration, loss, right or other occurrence that has not had and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by each of Parent and Purchaser and the consummation of the transactions contemplated hereby by each of Parent and Purchaser do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (1) the applicable requirements, if any, of the Exchange Act, the Securities Act and the rules and regulations promulgated thereunder, and state securities, takeover and “blue sky” laws, (2) the applicable requirements of the HSR Act, the applicable requirements of antitrust or other competition laws of jurisdictions other than the United States or investment laws relating to foreign ownership, (3) the applicable requirements of Nasdaq, (4) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL, and (5) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain has not had and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 5.4 Absence of Litigation. There are no Proceedings pending or, to the knowledge or Parent, threatened against Parent or any of its Subsidiaries, other than any such Proceedings that have not had and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect. As of the date hereof, neither Parent nor any of its Subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree or award, except for those that have not had and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

Section 5.5 Offer Documents; Schedule 14D-9; Information Statement. (a) None of the Offer Documents will, at the time such documents are filed with the SEC, at the time they are mailed to the holders of Shares, and at the time any amendment or supplement thereto is filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Parent or Purchaser with respect to information supplied in writing by or on behalf of the Company or any Affiliate of the Company expressly for inclusion therein. The Offer Documents will, at the time the Offer Documents are filed with the SEC, at the time they are mailed to the holders of Shares, and at the time any amendment or supplement thereto is filed with the SEC, comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

(b) None of the information supplied by or on behalf of Parent, Purchaser or any Affiliate of Parent or Purchaser for inclusion in the Information Statement or the Schedule 14D-9 will, at the times such documents are filed with the SEC, at the time any amendment or supplement thereto is filed with the SEC and, in the case of the Information Statement, at the time the Information Statement is mailed to stockholders of the Company and at the time of any Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 5.6 Brokers. No broker, finder or investment banker is or will be entitled to any brokerage, finder’s or other fee or commission from the Company in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Purchaser.

Section 5.7 Financing. Parent has, and as of the Closing will have, available sufficient cash, cash equivalents and access to financing to satisfy its obligations to permit Purchaser to purchase and pay for Shares pursuant to the Offer and to consummate the Merger and the other transactions contemplated by this Agreement.

Section 5.8 U.S. Holdco. Purchaser is a direct, wholly-owned subsidiary of Merz, Inc., a corporation organized under the laws of the State of North Carolina (“U.S. Holdco”). U.S. Holdco was not formed for purposes of engaging in the transactions contemplated by this Agreement, and will not be dissolved, liquidated or merged into or combined with another entity in connection with such transactions.

ARTICLE VI

COVENANTS

Section 6.1 Conduct of Business of the Company Pending the Merger. (a) Except as provided in or contemplated by this Agreement, as set forth in Section 6.1 of the Company Disclosure Schedule or as required by applicable Law, during the period from the date of this Agreement to the earlier of (1) such time as designees of Parent first constitute at least a majority of the Company Board pursuant to Section 1.4(a) and (2) the Effective Time (such earlier time, the “Control Time”), the Company will (i) conduct its operations according to its ordinary course of business and in accordance with past practices and in compliance in all material respects with applicable Laws and the requirements of all Contracts and (ii) keep in full force all insurance policies referred to in Section 4.16 (or reasonably equivalent policies). Without limiting the generality of the foregoing and except as provided in or contemplated by this Agreement, as set forth in Section 6.1 of the Company Disclosure Schedule or as required by applicable Law, during the period from the date of this Agreement to the Control Time, without the prior written consent of Parent, (which consent with respect to clauses “(v)(2)”-“(viii)” below, will not be unreasonably withheld, delayed or conditioned) the Company will not, and will cause its Subsidiaries not to:

(i) amend or otherwise change its certificate of incorporation or bylaws or any similar governing instruments or effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reorganization or similar transaction;

(ii) issue, sell, pledge, dispose of, grant, encumber, or agree to issue, sell, pledge, dispose of, grant or encumber any shares of any class of capital stock of the Company or any of its Subsidiaries, or any options, warrants or rights of any kind to acquire any shares of, their capital stock of any class or any debt or equity securities convertible into or exchangeable or exercisable for such capital stock, except that the Company may issue shares of Common Stock upon exercise of Company Stock Options outstanding on the date hereof in accordance with their present terms;

(iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for any dividend or distribution to the Company by any of its Subsidiaries);

(iv) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock, or the capital stock of its Subsidiaries, or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable or exercisable for its capital stock, or the capital stock of its Subsidiaries other than: (A) the acquisition by the Company of shares of Common Stock in connection with the surrender of shares of Common Stock by holders of Company Stock Options in order to pay the exercise price of the Company Stock Options; (B) the withholding of shares of Common Stock to satisfy Tax obligations with respect to awards granted pursuant to the Company Stock Plans; and (C) the acquisition by the Company of Company Stock Options in accordance with their terms in effect as of the date of this Agreement in connection with the forfeiture of such awards;

(v) (1) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any Person or business organization or division thereof or otherwise acquire or agree to acquire any assets other than in the ordinary course of business consistent with past practices, or (2) authorize, make or agree to make any capital expenditure or expenditures, or enter into any Contract or arrangement that reasonably may result in payments by or liabilities of the Company, in excess of $250,000 individually, or $1,500,000 in the aggregate, in any twelve (12) month period;

(vi) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Contract that would be a Material Contract or enter into, amend, terminate, or waive any material right or remedy under, any Material Contract;

(vii) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Contracts contemplating payments or the delivery of other consideration having a value of more than $400,000, or amend, terminate or waive any material right or remedy under any such Contract;

(viii) (A) pay, discharge or satisfy any indebtedness, other than the payment, discharge or satisfaction of such indebtedness in the ordinary course of business and in accordance with the terms thereof; or (B) incur any indebtedness for borrowed money, issue or sell any debt securities or rights to acquire any debt securities of the Company or its Subsidiaries, guarantee any such indebtedness or any debt securities of another Person or enter into any “keep well” or other agreement to maintain any financial statement condition of another Person;

(ix) (1) increase the compensation payable or to become payable (including bonus or equity grants), or increase or accelerate the vesting of the benefits provided, to its current or former directors, executive officers or employees or other service providers, except for increases (A) required by contracts in effect on the date of this Agreement (to the extent Made Available to Parent) or (B) in the ordinary course of business in salaries or wages of employee of the Company or any of its Subsidiaries who are not directors or executive officers of the Company and up to a maximum of $10,000 per such employee and $150,000 in the aggregate, (2) grant any severance or termination pay or benefits to, or enter into any employment, severance, retention, change in control, consulting or termination agreement with, any current or former director, executive officer or other employee, except as required by the terms of a Company Benefit Plan in effect on the date of this Agreement (to the extent Made Available to Parent), except for any such severance or retention payment or benefits to non-executive employees in the ordinary course as would not exceed $150,000 in the aggregate, (3) enter into or amend any collective bargaining agreement, except as required by Law, or (4) establish, adopt, or enter into any arrangement which would constitute a Company Benefit Plan, or amend any Company Benefit Plan except as required by Law or renewals of arrangements in effect as of the date of this Agreement (to the extent Made Available to Parent) in the ordinary course of business;

(x) make any change to accounting policies or procedures, other than actions required to be taken by GAAP;

(xi) split, divide, subdivide, combine, consolidate or reclassify any of its capital stock or issue or authorize the issuance of any securities in lieu of or in substitution for shares of its capital stock;

(xii) amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Company’s stock option or equity compensation plans, any provision of any agreement evidencing any outstanding stock option or other award, or otherwise modify any of the terms of any outstanding option or other security or any related Contract;

(xiii) form any Subsidiary or acquire any equity or other interest in any other Person;

(xiv) (1) hire any employee at the level of Vice President or above with an annual base salary in excess of $90,000 or (2) promote any employee other than (A) in order to fill a position vacated after the date of this Agreement or (B) promotions that are both in the ordinary course of business and consistent with a salary increase permitted by paragraph “(ix)” of this Section 6.1(a);

(xv) change any material Tax election, or make any material Tax election inconsistent with past practice, other than in the ordinary course of business or consistent with past practice or as required by applicable Law, settle, compromise or enter into any closing agreement with any Tax authority with respect to any material Tax claim, audit or assessment, enter into any agreement to surrender any right to claim a material refund of Taxes, consent to any extension or waiver of the limitation period applicable to any material Tax claim, audit or assessment relating to the Company or any of its Subsidiaries, or change any material annual Tax accounting period or method of Tax accounting;

(xvi) renew or enter into any non-compete or exclusivity agreement that would restrict or limit, in any material respect, the operations of the Company and its Subsidiaries or, after the Purchase Time, Parent or its Subsidiaries;

(xvii) commence (other than planning) any new Phase II or Phase III human clinical trial, provided, however, that the Company may commence new human clinical trials if regulatory filings seeking approval to conduct, or giving notice of the intended commencement of, such studies have been submitted to FDA or any comparable foreign Governmental Entity (and Made Available to Parent) prior to the date of this Agreement;

(xviii) other than any immaterial routine claims, litigation or arbitration in the ordinary course of business, commence, waive, release, assign, settle or compromise any claims or any litigation or arbitration or other Proceeding; or

(xix) agree or commit to take any of the actions described in Section 6.1(a)(i) through (xviii).

Section 6.2 Access to Information; Confidentiality. (a) Subject to the restrictions imposed by the HSR Act or other applicable laws, from and after the date of this Agreement until the Control Time, the Company will use commercially reasonable efforts to (1) give Parent and Purchaser and their respective Representatives reasonable access during normal business hours to all employees and facilities and to all books, contracts and records (including Tax Returns) of the Company and its Subsidiaries and cause the Company’s Representatives to provide access to their work papers and such other information as Parent or Purchaser may reasonably request, (2) permit Parent and Purchaser to make such inspections as they may reasonably request, (3) cause its and its Subsidiaries’ executive officers to furnish Parent and Purchaser with such financial and operating data and other information with respect to the business, properties and personnel of the Company as Parent or Purchaser may from time to time reasonably request, and (4) furnish promptly to Parent and Purchaser a copy of each report, schedule and other document filed or received by the Company or its Subsidiaries during such period pursuant to the requirements of the federal or state securities Laws.

(b) Information obtained by Parent or Purchaser pursuant to Section 6.2(a) will be subject to the provisions of the Confidentiality Agreement.

(c) Nothing in this Section 6.2 will require the Company to permit any inspection, or to disclose any information, that would (1) violate any of its respective obligations with respect to confidentiality, provided that the Company will use commercially reasonable efforts to obtain the consent of such third party to such inspection or disclosure and will disclose or describe such information to the fullest extent possible consistent with such obligations, (2) result in a violation of applicable Law, including the HSR Act or (3) result in loss of legal protection, including the attorney-client privilege and work product doctrine.

Section 6.3 Acquisition Proposals. (a) Subject to Section 6.3(b), the Company will not (and will not resolve or publicly propose to), directly or indirectly, and will cause its Subsidiaries and its and their Representatives not to (and not to resolve or publicly propose to), directly or indirectly, from the date hereof until the Purchase Time: (i) initiate, solicit or knowingly encourage or otherwise knowingly facilitate the submission of any inquiries, proposals or offers that constitute an, or are reasonably likely to result in the making, submission or announcement of any, Acquisition Proposal; (ii) initiate, participate in, knowingly encourage or otherwise knowingly facilitate any discussions or negotiations regarding, furnish to any Person (other than Parent and its Affiliates) any non-public information with respect to, assist or participate in any effort or attempt by any Person with respect to, or otherwise cooperate in any way with respect to, any such inquiries, proposals or offers; (iii)(A) withdraw, modify or qualify in a manner adverse to Parent or Purchaser, or publicly propose to withdraw or to modify or qualify in a manner adverse to Parent or Purchaser, the Company Board Recommendation (it being understood that the Company Board Recommendation shall be deemed to have been modified or qualified in a manner adverse to Parent and Purchaser if the Company Board Recommendation ceases to remain unanimous and either: (I) following such cessation, the Minimum Tender Condition is not satisfied; or (II) (1) any director who ceases to support the Offer or the Merger also voices opposition to the Offer and the Merger and such opposition is disclosed publicly or to any stockholder of the Company that is not also a director or officer of the Company and (2) such opposition is reasonably expected to adversely effect the likelihood of consummation of the Offer or the Merger) or (B) recommend the approval or adoption of, or accept, approve or adopt, or publicly propose to recommend, accept, approve or adopt, any Acquisition Proposal, or resolve, agree or publicly propose to take any of the actions contemplated by clauses “(A)” or “(B)” (any action described in this clause “(iii)” being referred to as a “Change of Board Recommendation”); or (iv) except for a confidentiality agreement contemplated pursuant to Section 6.3(b), approve or recommend, or publicly propose to approve or recommend, or cause or permit the Company or any of its Subsidiaries to execute or enter into any merger agreement, letter of intent, memorandum of understanding, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement (A) constituting or relating to, or that contemplates or is intended or is reasonably likely to result in, an Acquisition Proposal or (B) requiring the Company (whether or not subject to conditions) to abandon, terminate or fail to consummate the Offer or the Merger (any of “(A)” and “(B)”, an “Acquisition Agreement”). The Company will, and will cause its Subsidiaries and its and their Representatives to, immediately cease and cause to be terminated any solicitation, discussion or negotiation with any Persons conducted heretofore by the Company, its Subsidiaries or any of its Representatives with respect to any inquiries, proposals or offers that constitute an, or are reasonably likely to result in the making, submission or announcement of any, Acquisition Proposal, and, to the extent the Company is contractually permitted to do so, will request the return or destruction of all confidential information provided by or on behalf of the Company or its Subsidiaries or its or their Representatives to any such Person. The Company agrees not to release or permit the release of any Person from, or to amend or waive or permit the amendment or waiver of any provision of, any confidentiality, “standstill” or similar agreement to which any of the Company or its Subsidiaries is or becomes a party or under which any of the Company or its Subsidiaries has or acquires any rights (unless the Company Board determines in good faith, after having taken into account the advice of the Company’s outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary obligations to the Company’s stockholders under applicable Law), and will use its reasonable best efforts to enforce or cause to be enforced each such agreement at the request of Parent.

(b) Notwithstanding anything to the contrary contained in Section 6.3(a), if at any time following the date of this Agreement and prior to the Purchase Time, (1) the Company has received a written Acquisition Proposal from a third party that has not been withdrawn and that the Company Board believes in good faith is bona fide, (2) such Acquisition Proposal did not result from a breach of this Section 6.3, (3) the Company Board determines in good faith, after having taken into account the advice of an independent financial advisor of nationally recognized reputation and the Company’s outside legal counsel, that such Acquisition Proposal constitutes or is reasonably likely to lead to or result in a Superior Proposal, (4) the Company Board determines in good faith, after having taken into account the advice of the Company’s outside legal counsel, that the failure to take any of the actions described in clauses “(A)” and/or “(B)” below would be inconsistent with its fiduciary obligations to the Company’s stockholders under applicable Law, and (5) the Company gives Parent written notice of the identity of the Person making such Acquisition Proposal and of the Company’s intention to take such actions; then the Company may, subject to clauses (x) and (y) below, (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal, and (B) participate in and facilitate discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal and assist and otherwise cooperate with such Person with respect to such Acquisition Proposal; provided, however, that the Company will not, and will not allow its Subsidiaries and its and their Representatives to take any of the actions described in clause “(A)” above unless the Company (x) has, or first enters into, a confidentiality agreement with such Person containing customary limitations on the use and disclosure of all non-public written and oral information furnished to such Person by or on behalf of the Company and customary “standstill” provisions, and containing other provisions no less favorable to the Company than the terms of the Confidentiality Agreement, (y) prior to or concurrently with furnishing any non-public information concerning the Company or its Subsidiaries to such Person, the Company provides to Parent any such non-public information, to the extent such information was not previously provided or Made Available by the Company to Parent.

(c) From and after the date hereof and prior to the Purchase Time, the Company will promptly (and in any event within forty-eight (48) hours) notify Parent in writing in the event that the Company or any of its Subsidiaries receives any Acquisition Proposal or any inquiry, proposal or offer that is reasonably likely to result in an Acquisition Proposal (including the identity of the Person making such Acquisition Proposal or inquiry, proposal or offer and the material terms and conditions thereof). The Company will provide Parent promptly (and in any event within such forty-eight (48) hour period) a copy of any written documentation relating to such Acquisition Proposal or inquiry, proposal or offer, including any modifications thereto. The Company will keep Parent reasonably informed on a current basis of the status of any such Acquisition Proposal or inquiry, proposal or offer (and in any event no later than forty-eight (48) hours after the occurrence of any material changes or developments in any such

Acquisition Proposal or inquiry, proposal or offer, including furnishing to Parent copies of any written inquiries, correspondence and draft documentation). Without limiting the foregoing, the Company will promptly (and in any event within forty-eight (48) hours) notify Parent if it determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 6.3(b). The Company will not, and will cause its Subsidiaries not to, enter into any Contract with any Person subsequent to the date of this Agreement that would restrict the Company’s ability to comply with this Section 6.3(c).

(d) Notwithstanding anything in Section 6.3(a) to the contrary, if (1) the Company has received a written Acquisition Proposal from a third party that has not been withdrawn and that the Company Board believes in good faith is bona fide, (2) such Acquisition Proposal did not result from a breach of this Section 6.3, (3) the Company Board determines in good faith, after having taken into account the advice of an independent financial advisor of nationally recognized reputation and the Company’s outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal, (4) the Company Board determines in good faith, after having taken into account the advice of the Company’s outside legal counsel, that in light of such Superior Proposal, a failure to make a Change of Board Recommendation would be inconsistent with its fiduciary obligations to the Company’s stockholders under applicable Law, (5) prior to effecting such Change of Board Recommendation, the Company Board shall have given Parent at least three (3) Business Days’ written notice (or such correspondingly lesser period of notice if less than three (3) Business Days remains before the then-scheduled expiration date of the Offer): (A) that it has received a Superior Proposal not in violation of the provisions of this Section 6.3; (B) that it intends to make a Change of Board Recommendation; and (C) specifying the material terms and conditions of such Superior Proposal, including the identity of the Person making such offer (and attaching the most current and complete version of any written agreement or other document relating thereto) (it being understood and agreed that any change to the consideration payable in connection with such Superior Proposal or any other material modification thereto relating to conditions to closing, termination rights or provisions similar to those contained in this Section 6.3 and in Section 8.5(c) shall require a new three (3) Business Days’ advance written notice by the Company (or such correspondingly lesser period of notice if less than three (3) Business Days remains before the then-scheduled expiration date of the Offer)); (6) during any such notice period(s), if requested by Parent, the Company engages in good faith negotiations with Parent to amend this Agreement and (7) at the end of any such notice period, the failure to make a Change of Board Recommendation would still be inconsistent with the Company Board’s fiduciary obligations to the Company’s stockholders under applicable Law (taking into account any changes to the terms of this Agreement proposed by Parent as a result of the negotiations required by clause “(6)” or otherwise), then, the Company Board may at any time prior to the Purchase Time effect a Change of Board Recommendation and/or cause the Company to (x) terminate this Agreement in accordance with Section 8.3(b), and (y) concurrently with such termination enter into a binding, written definitive Acquisition Agreement providing for the consummation of the transactions contemplated by such Superior Proposal.

(e) Notwithstanding anything in Section 6.3(a) to the contrary, other than with respect to an Acquisition Proposal, the Company Board may effect a Change of Board

Recommendation at any time prior to the Purchase Time, if it determines in good faith, after consultation with outside counsel, that due to any event, development or change in circumstances that occurs, arises, or becomes known to the Company Board following the date of this Agreement, the failure to take such action would be inconsistent with its fiduciary obligations to the Company’s stockholders under applicable Law; provided that, prior to effecting such Change of Board Recommendation, (1) the Company must provide to Parent three (3) Business Days’ prior written notice (or such correspondingly lesser period of notice if less than three (3) Business Days remains before the then-scheduled expiration date of the Offer) of the Company Board’s intention to effect such Change of Board Recommendation in light of such event, development or change in circumstances, (2) during such notice period, if requested by Parent, the Company engages in good faith negotiations with Parent to amend this Agreement in such a manner that failure to effect such Change of Board Recommendation is no longer inconsistent with the fiduciary obligations of the Company Board to the Company’s stockholders under applicable Law in light of such event, development or change in circumstances, and (3) at the end of such notice period, the Company Board determines in good faith, after consultation with outside counsel, that the failure to make such a Change of Board Recommendation would still be inconsistent with the fiduciary obligations of the Company Board to the Company’s stockholders under applicable Law in light of such event, development or change in circumstances (taking into account any changes to the terms of this Agreement proposed by Parent as a result of the negotiations required by clause “(2)” or otherwise).

(f) Nothing contained in this Section 6.3 will prohibit the Company Board from taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act; provided, however, that if any such disclosure does not concurrently and expressly reaffirm the Company Board Recommendation or if it has the effect of withdrawing, or of qualifying or modifying in a manner adverse to Parent or Purchaser, the Company Board Recommendation, then such disclosure shall be deemed to be a Change of Board Recommendation for all purposes of this Agreement.

(g) The Company will not take any action to (1) exempt any Person (other than Parent, Purchaser and their respective Affiliates) from the restrictions on “business combinations” contained in Section 203 of the DGCL (or any similar provision of any other Law) or otherwise cause such restrictions not to apply, or (2) exempt any Person (other than Parent, Purchaser and their respective Affiliates) from the provisions on “control share acquisitions” contained in any Takeover Law or otherwise cause such restrictions not to apply, in each case unless such actions are taken simultaneously with a termination of this Agreement pursuant to Section 8.3(b).

(h) For purposes of this Agreement, (i) “Acquisition Proposal” means any offer, proposal, inquiry or indication of interest in making an offer or proposal (other than an offer, proposal, inquiry or indication of interest made by Parent or any of its Affiliates), made or renewed by a Person or “group” (as defined in the Exchange Act and the rules thereunder) of Persons at any time after the date hereof contemplating or structured to permit (A) any merger, consolidation, amalgamation, share exchange, business combination, joint venture, issuance of securities, acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction, including any single or multi-step transaction or series of related transactions, in each case other than the transactions contemplated hereby: (1) in which a Person or “group” (as defined above) of Persons directly or indirectly acquires beneficial or record ownership of securities representing 15% or more of the outstanding securities of any class of voting securities (or instruments convertible into or exercisable or exchangeable for 15% or more of any such class) of the Company or any of its Subsidiaries or the surviving entity in a merger or the resulting direct or indirect parent of the Company or such Subsidiary or surviving entity or (2) in which the Company or any of its Subsidiaries issues securities representing 15% or more of the outstanding securities of any class of voting securities of the Company or such Subsidiary (or instruments convertible into or exercisable or exchangeable for 15% or more of any such class); (B) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 15% or more of the net revenues, net income or assets of any of the Company or any of its Subsidiaries; or (C) any liquidation or dissolution of the Company or any of its Subsidiaries, and (ii) “Superior Proposal” means an unsolicited, bona fide written Acquisition Proposal that, if consummated, would result in a Person or “group” (as defined above) owning, directly or indirectly: (A) 50% or more of the outstanding securities of any class of voting securities (or instruments convertible into or exercisable or exchangeable for 50% or more of such class) of the Company or of the surviving entity in a merger or the resulting direct or indirect parent of the Company or such surviving entity; or (B) 50% or more of the assets of the Company and its Subsidiaries, taken as a whole, in each of clause “(A)” and “(B)”, which the Company Board reasonably determines in good faith, after taking into account the advice of an independent financial advisor of nationally recognized reputation and the Company’s outside legal counsel is more favorable to the Company’s stockholders than the terms of the Offer and the Merger, taking into account all financial, legal, regulatory and other aspects of such proposal (including whether it is subject to any financing condition and the likelihood the transaction will be consummated on the terms proposed) and the Person making the proposal (including any changes to the terms of this Agreement proposed by Parent to the Company in response to such proposal or otherwise, and any fees payable by the Company hereunder).

Section 6.4 Employment and Employee Benefits Matters. (a) From the Control Time until December 31, 2010, Parent will, and will cause its Subsidiaries to, provide each employee of the Company or its Subsidiaries, including each executive officer, with base wages and a short-term cash bonus opportunity no less favorable than those in effect as of the Control Time and with employee benefits (excluding equity compensation) no less favorable than those in effect as of the Control Time, including with respect to retirement, health and welfare and severance plans. Parent acknowledges that the Company has terminated its 2009 annual cash bonus plan and suspended matching contributions under its Section 401(k) plan. In 2010, Parent intends, and shall, in 2010 reinstitute an annual cash bonus plan and a matching contribution under the Company’s 401(k) plan.

(b) If after the Control Time, employees of the Company or its Subsidiaries become participants in benefit plans of Parent or its Subsidiaries, Parent will, and will cause its Subsidiaries to, (i) provide service credit with the Company for all limitations as to preexisting conditions, exclusions and waiting periods for participation and coverage requirements under any welfare plan, to the extent that such employee would receive service credit for such conditions under the corresponding welfare plan in which any such employee participated immediately prior to the Control Time, (ii) provide credit for any co-payments and deductibles paid in satisfying any applicable deductible or out-of-pocket requirements, and (iii) provide service credit with the Company for purposes of eligibility, vesting and benefit accruals (except benefit accruals under any defined benefit plan) under any employee benefit plan of the Parent or its Subsidiaries; provided, however, that in no event shall any such employee be entitled to any credit under subsections (i), (ii), and (iii) of this Section 6.4(b) to the extent that it would result in a duplication of benefits.

(c) If requested by Parent in writing at least (i) twenty (20) days prior to the Effective Time, the Company shall terminate any and all Company Benefit Plans (other than any such plan intended to qualify under Section 401(k) of the Code), or (ii) five (5) days prior to the Effective Time, the Company shall terminate any Company Benefit Plan intended to qualify under Section 401(k) of the Code, in each such case, effective not later than the last Business Day immediately preceding the Effective Time or such later time as required by the terms of such Company Benefit Plans or the contracts between the Company and any third party administrators of such Company Benefit Plans in effect as of the date of this Agreement, unless amended in accordance with the terms of such plans or contracts at Parent’s reasonable request.

(d) Notwithstanding anything contained in the Agreement to the contrary, no provision of this Agreement is intended to, or does (1) prohibit the Company, its Subsidiaries, Parent, the Surviving Corporation or its or their Affiliates from amending or terminating any Company Benefit Plan, (2) require the Company, its Subsidiaries, Parent, or the Surviving Corporation or its or their Affiliates to keep any person employed for any period of time, or (3) constitute the establishment or adoption of, or amendment to, any Company Benefit Plan; and no current or former employee of the Company or any of its Subsidiaries participating in any such Company Benefit Plan shall have any claim or cause of action, under ERISA or otherwise, in respect of any provisions of this Agreement.

Section 6.5 Directors’ and Officers’ Indemnification and Insurance. (a) The certificate of incorporation and the bylaws of the Surviving Corporation shall contain provisions with respect to indemnification, advancement of expenses and director exculpation that are at least as favorable as those set forth in the Certificate of Incorporation and the Bylaws of the Company as in effect at the date hereof (to the extent consistent with applicable Law), which provisions shall not be amended, repealed or otherwise modified for a period ending six (6) years after the Effective Time (and in the event that any Proceeding is pending or asserted or any claim is made during such period, until the final disposition of such Proceeding or claim) in any manner that would adversely affect the rights thereunder of the persons who at any time prior to the Effective Time were entitled to indemnification, advancement of expenses or exculpation under the certificate of incorporation and the bylaws of the Company in respect of actions or omissions occurring at or prior to the Effective Time, unless otherwise required by applicable Law, in which case Parent agrees, and will cause the Surviving Corporation, to use commercially reasonable efforts to make such changes to the certificate of incorporation and the bylaws as to have the least adverse affect on the rights of the individuals referenced in this Section 6.5.

(b) From and after the Effective Time and until the earlier of six (6) years after the Effective Time and the expiration of any applicable statutes of limitation, the Surviving Corporation shall indemnify, defend and hold harmless the present and former officers and directors of the Company and its Subsidiaries (each, together with such person’s heirs, executors or administrators, an “Indemnified Party”) against all losses, claims, damages, judgments, inquiries, fines, amounts paid in settlement and fees, costs and expenses (including reasonable attorneys’ fees and disbursements), liabilities or amounts in connection with any claim, action, suit, Proceeding or investigation, whether civil, criminal, administrative or investigative and including all appeals thereof to which any Indemnified Party is or may become a party to by virtue of his or her service as a present or former director or officer of the Company or any of its Subsidiaries, and arising out of actual or alleged events, actions or omissions occurring or alleged to have occurred at or prior to the Effective Time, in each case to the fullest extent permitted and provided in the certificate of incorporation and the bylaws of the Surviving Corporation and as permitted under the DGCL. Each Indemnified Party will be entitled to advancement of expenses in connection therewith (provided that any Person to whom expenses are advanced shall have provided an undertaking to repay such advances if it is finally determined that such Person is not entitled to indemnification).

(c) Prior to the Effective Time, (1) subject to Parent’s prior written consent (not to be unreasonably withheld), the Company shall obtain “tail” insurance policies with a claims period of six (6) years from the Effective Time with respect to directors’ and officers’ liability insurance in an amount and scope no less favorable than the existing policy of the Company for claims arising from facts or events that occurred on or prior to the Effective Time at a cost that is reasonable and customary for tail insurance policies with its existing directors’ and officers’ liability policy insurer or an insurer with a comparable insurer financial strength rating as the Company’s existing directors’ and officers’ liability policy insurer; or (2) if Parent shall not have so consented or the Company shall not have obtained such tail policy, the Surviving Corporation will provide for a period of not less than six (6) years after the Effective Time to the directors and officers who are insured under the Company’s directors’ and officers’ insurance policy an insurance policy that provides coverage for events occurring at or prior to the Effective Time (the “D&O Insurance”) that is not less favorable than the existing policy of the Company or, if substantially equivalent insurance coverage is unavailable on commercially reasonable terms, the best reasonably available coverage; provided, however, that the Surviving Corporation shall not be required to pay an aggregate premium for the D&O Insurance in excess of $590,000; provided further, however, that if the annual premium of such coverage exceeds such amount, the Surviving Corporation shall use its commercially reasonable efforts to obtain a policy with the greatest coverage reasonably available for a cost not exceeding such amount. Parent will use commercially reasonable efforts to cause all such policies referred to in Section 6.5(c) to be maintained in full force and effect for their full terms, and cause all obligations thereunder to be honored by the Surviving Corporation.

(d) The obligations under this Section 6.5 shall not be terminated or modified after the Control Time in such a manner as to affect adversely any Indemnified Party to whom this Section 6.5 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 6.5 applies shall be express third-party beneficiaries of this Section 6.5). This Section 6.5 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties referred to herein.

(e) If the Surviving Corporation or any of its successors or assigns (1) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (2) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 6.5. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 6.5 is not prior to, or in substitution for, any such claims under any such policies.

Section 6.6 Further Action; Efforts. (a) Subject to the terms and conditions of this Agreement, prior to the Effective Time, each party will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the Offer, the Merger and the other transactions contemplated by this Agreement; provided, that nothing in this Section 6.6 will require Parent or Purchaser to keep the Offer open beyond the expiration date set forth in the Offer (as it may be extended from time to time). In furtherance and not in limitation of the foregoing, to the extent required under the HSR Act, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement as promptly as reasonably practicable (and in no event later than ten (10) Business Days after the date hereof), to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act promptly, including by requesting early termination of the waiting period provided for in the HSR Act.

(b) Each of Parent and Purchaser, on the one hand, and the Company, on the other hand, will, in connection with the efforts referenced in Section 6.6(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act, use its reasonable best efforts to (1) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (2) keep the other party reasonably informed of any material communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated by this Agreement; and (3) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences.

(c) In furtherance and not in limitation of the covenants of the parties contained in Sections 6.6(a) and 6.6(b), if any objections are asserted with respect to the transactions contemplated by this Agreement under the HSR Act or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable Governmental Entity challenging any of the transactions contemplated by this Agreement as violative of law or that would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated by this Agreement, each of Parent, Purchaser and the Company will use its reasonable best efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement, including in order to resolve such objections or suits that, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated by this Agreement, and each of Parent, Purchaser and the Company will take all such further action as may be necessary to resolve such objections and to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Entity so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the Outside Date), including, without limitation (1) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any assets or businesses of Parent or its Subsidiaries or Affiliates or of the Company or its Subsidiaries and (2) otherwise taking or committing to take any actions that after the Closing would limit the freedom of Parent or its Subsidiaries’ (including the Surviving Corporation’s) or Affiliates’ freedom of action with respect to, or its ability to retain, one or more of its or its subsidiaries’ (including the Surviving Corporation’s) or Affiliates’ businesses, product lines or assets, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding that would otherwise have the effect of preventing the Closing, materially delaying the Closing or delaying the Closing beyond the Outside Date; provided that neither the Company nor any of its Subsidiaries will become subject to, or consent or agree to or otherwise take any action with respect to, any requirement, condition, understanding, agreement or order of a Governmental Entity to sell, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets or business of the Company or its Subsidiaries, unless such requirement, condition, understanding, agreement or order is binding on the Company only in the event that the Closing occurs.

(d) In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity challenging the Merger or any other transaction contemplated by this Agreement, each of Parent, Purchaser and the Company will cooperate in all respects with each other and will use commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

(e) Prior to the Purchase Time, the Company will use its commercially reasonable efforts to obtain any Consents, approvals or waivers of third parties with respect to any Contracts to which the Company or any of its Subsidiaries is a party as may be necessary for the consummation of the transactions contemplated by this Agreement or required by the terms of any Contract as a result of the execution, performance or consummation of the transactions contemplated by this Agreement; provided, that in no event will the Company or any of its Subsidiaries be required to pay prior to the Effective Time any material fee, penalty or other material consideration to any third party to obtain any consent, approval or waiver required with respect to any such Contract.

Section 6.7 Takeover Laws. The Company will (a) take all reasonable steps to exclude the applicability to the Offer, the Merger or any other transaction contemplated by this Agreement or the Support Agreements of any Takeover Laws, and (b) assist in any challenge by Parent or Purchaser to the validity, or the applicability to the Offer, the Merger or any other transaction contemplated by this Agreement or the Support Agreements, of any Takeover Laws.

Section 6.8 Information Statement. Unless the Merger is consummated in accordance with Section 253 of the DGCL as contemplated by Section 2.7, promptly after the consummation of the Offer, the Company will prepare and file with the SEC the Information Statement in preliminary form as required by the Exchange Act and the rules and regulations promulgated thereunder, which will comply in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Parent and Purchaser and their counsel will be given a reasonable opportunity to review and comment on the Information Statement prior to its filing with the SEC. The Company will obtain and furnish the information required to be included in the Information Statement, will provide Parent and Purchaser with, and consult with Parent and Purchaser regarding, any comments that may be received from the SEC or its staff with respect thereto, will provide Parent and Purchaser with any comments or responses thereto, and will cause the Information Statement in definitive form, which will comply in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, to be mailed to the Company’s stockholders. The Company, on the one hand, and Parent and Purchaser, on the other hand, agree to promptly correct any information provided by it for use in the Information Statement if and to the extent that it has become false or misleading in any material respect or as otherwise required by Law. The Company further agrees to take all steps necessary to cause the Information Statement as so corrected to be filed with the SEC and disseminated to holders of shares of the Company’s Common Stock, in each case as and to the extent required by applicable federal securities Laws.

Section 6.9 Public Announcements. Each of the Company, Parent and Purchaser agrees that no public release or announcement concerning the transactions contemplated by this Agreement will be issued by any party without the prior consent of the Company and Parent (which consent will not be unreasonably withheld or delayed), except as such release or announcement may be required by applicable Law or any rule or regulation of Nasdaq or any other stock exchange to which the relevant party is subject or submits, wherever situated, in which case the party required to make the release or announcement will use commercially reasonable efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance. The restrictions of this Section 6.9 will not apply to communications by the Company regarding a Change of Board Recommendation made in accordance with the provisions of this Agreement.

Section 6.10 Notification. (a) The Company will give reasonably prompt notice to Parent, and Parent will give reasonably prompt notice to the Company, upon obtaining knowledge of the occurrence or non occurrence of any event that is reasonably likely to result in the failure of such party to comply with or satisfy any Offer Condition.

(b) The Company will give reasonably prompt notice to Parent of: (A) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with any of the transactions contemplated by this Agreement and (B) any Proceeding commenced or (to its Knowledge) threatened against, relating to or involving or otherwise affecting, the Company or its Subsidiaries that relates to any of the transactions contemplated by this Agreement. No notification given to Parent pursuant to this Section 6.10(b) shall limit or otherwise affect any of the representations, warranties, covenants or agreements of the Company contained in this Agreement or any of the remedies available to Parent hereunder.

Section 6.11 No Control of the Company’s Business. Nothing contained in this Agreement will give Parent, directly or indirectly, the right to control or direct the Company’s or any of its Subsidiaries’ operations prior to the Control Time. Prior to the Control Time, the Company will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 6.12 Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense, settlement or compromise of any litigation by or on behalf of one or more stockholders (or former stockholders) of the Company against the Company and/or its directors or officers commenced prior to the Effective Time and concerning the transactions contemplated by this Agreement, and no such settlement or compromise shall be agreed to without Parent’s prior written consent (which consent shall not be unreasonably withheld or delayed).

Section 6.13 Section 16 Matters. Prior to the Purchase Time and the Effective Time, if and as applicable, the Company shall take such reasonable steps as are required to cause the disposition of Common Stock and Company Stock Options in connection with the Offer and the Merger, if and as applicable, by each officer or director of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 under the Exchange Act.

Section 6.14 Resignation of Officers and Directors. Subject to the provisions of Section 1.4, the Company shall use reasonable efforts to obtain and deliver to Parent, at Parent’s request, at the Control Time, the resignation of each officer and director (as such, but not as an employee) of the Company and each of its Subsidiaries.

Section 6.15 Rule 14d-10 Matters. Prior to the Purchase Time, the Company (acting through its compensation committee of independent directors) shall take all such steps as may be required to cause to be exempt under Rule 14d-10(d) promulgated under the Exchange Act any employment compensation, severance or other employee benefit arrangement entered into prior to, on or after the date hereof by the Company, Parent or any of their respective Affiliates with current or future directors, officers or employees of the Company and its Affiliates and to ensure that any such arrangements fall within the safe harbor provisions of such rule. The Company shall give Parent and its counsel a reasonable opportunity to review and comment on any board of director or compensation committee resolutions proposed to be adopted by the Company pursuant to this Section 6.15 prior to adoption thereof.

Section 6.16 Delisting. From the Purchase Time to the Closing Date, the Company shall cooperate with Parent to enable the de-listing by the Surviving Corporation of the Common Stock from Nasdaq and the deregistration of the Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

Section 6.17 FIRPTA. Prior to the Purchase Time, the Company shall deliver to Parent a certificate substantially in the form provided for in Treasury Regulation Sections 1.1445-2(c)(3) and 1.897-2(h), certifying that the Shares do not constitute “United States real property interests” within the meaning of Section 897(c)(1) of the Code and the regulations thereunder. If no such certificate is delivered, Parent or Purchaser, as applicable, shall be entitled to deduct and withhold (or to cause to be deducted and withheld) from the consideration otherwise payable pursuant to the Offer, the Merger or otherwise pursuant to this Agreement such amounts, if any, as are required to be withheld pursuant to Section 1445 of the Code and the regulations thereunder and shall timely pay (or cause to be paid) any such withheld amounts to the U.S. Department of the Treasury. Notwithstanding any other provision of this Agreement, the remedy set forth in the immediately preceding sentence shall be the sole remedy available to Parent and Purchaser in the event that the Company fails to deliver the certificate described in this Section 6.17.

ARTICLE VII

CONDITIONS OF MERGER

Section 7.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger will be subject to the satisfaction (or waiver by the party entitled to the benefit thereof) at or prior to the Closing of each of the following conditions:

(a) Unless the Merger is consummated pursuant to Section 253 of the DGCL as contemplated by Section 2.7 of this Agreement, this Agreement will have been duly adopted by the Company Requisite Vote.

(b) No order, injunction or decree shall have been issued by any Governmental Entity of competent jurisdiction (and still be in effect) preventing the consummation of the Merger. No statute, rule or regulation will have been enacted, promulgated or enforced (and still be in effect) that prohibits or makes illegal consummation of the Merger.

(c) Purchaser will have accepted for purchase and paid for the Shares validly tendered (and not withdrawn) pursuant to the Offer.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1 Termination by Mutual Agreement. This Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding adoption thereof by the stockholders of the Company, by mutual written consent of Parent and the Company.

Section 8.2 Termination by Either Parent or the Company. This Agreement may be terminated and the Offer and the Merger may be abandoned by Parent or the Company by written notice by the terminating party to the other party:

(a) at any time prior to the Effective Time, notwithstanding adoption of this Agreement by the stockholders of the Company, if any court or other Governmental Entity of competent jurisdiction has issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Offer or the Merger and such order, decree, ruling or other action is or will have become final and nonappealable; provided, however, that the terms of this Section 8.2(a) will not be available to any party unless such party will have used commercially reasonable efforts to oppose any such order, decree, ruling or other action or to have the same vacated or made inapplicable to the Offer or the Merger; provided; further that the right to terminate this Agreement pursuant to this Section 8.2(a) shall not be available to any party whose breach of any provision of this Agreement, has been the principal cause of or resulted in such order, decree, ruling or other action;

(b) at any time prior to the Purchase Time if the Offer shall have expired or have been terminated in accordance with the terms of this Agreement (including ANNEX I) without Purchaser having accepted Shares for payment pursuant to the Offer; provided, however, that: a party shall not be permitted to terminate this Agreement pursuant to this Section 8.2(b) if: (A) the failure of Purchaser to accept such Shares is attributable to the failure of an Offer Condition to be satisfied and (B) the failure of such Offer Condition to be satisfied is attributable to a failure on the part of the party seeking to terminate this Agreement to perform any covenant in this Agreement required to be performed by such party at or prior to the Purchase Time; or

(c) if the Purchase Time shall not have occurred on or prior to the close of business on April 30, 2010 (the “Outside Date”).

Section 8.3 Termination by the Company. This Agreement may be terminated and the Merger may be abandoned by the Company at any time prior to the Purchase Time by written notice by the Company to Parent:

(a) if: (i) Purchaser fails to commence the Offer in material violation of Section 1.1 hereof; (ii) any of Parent’s representations or warranties contained in this Agreement shall be inaccurate as of the date of this Agreement or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date) and such inaccuracy has or would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect; or (iii) Parent shall have failed to perform any of its covenants or agreements contained in this Agreement and such failure has or would reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect; provided, however, that, with respect to items (ii) and (iii) if: (A) any inaccuracy of any of Parent’s representations or warranties as of a date subsequent to the date of this Agreement, or any failure to perform Parent’s covenants or agreements, is curable by Parent prior to the earlier of the Outside Date or twenty (20) days after the date on which Parent is notified by the Company in writing of such breach or failure to perform; and (B) Parent is continuing to exercise reasonable efforts to cure such inaccuracy or failure to perform, then the Company may not terminate this Agreement under this Section 8.3(a) on account of such inaccuracy or failure to perform: (1) during such 20-day (or shorter) period; or (2) after such 20-day period, if such inaccuracy or failure to perform shall have been cured such that no Purchaser Material Adverse Effect exists; or

(b) in order to accept a Superior Proposal and enter into a binding, written, definitive Acquisition Agreement with respect to such Superior Proposal, in accordance with, and subject to the terms and conditions of, Section 6.3(d)(7)(y); provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.3(b) unless Parent shall have received or shall concurrently receive any payment required to be made to Parent pursuant to Sections 8.5(c)(ii).

Section 8.4 Termination by Parent. This Agreement may be terminated and the Merger may be abandoned by Parent at any time prior to the Purchase Time by written notice by Parent to the Company:

(a) if: (i) any of the Company’s representations or warranties contained in this Agreement shall be inaccurate as of the date of this Agreement or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date), such that the condition set forth in paragraph 2(d) of ANNEX I would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations and warranties, all “Material Adverse Effect” qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded); or (ii) the Company shall have failed to perform any of its covenants or agreements contained in this Agreement, such that the condition set forth in paragraph 2(e) of ANNEX I would not be satisfied; provided, however, that if (A) any inaccuracy in any of the Company’s representations or warranties as of a date subsequent to the date of this Agreement or failure to perform any of the Company’s covenants or agreements is curable by the Company prior to the earlier of the Outside Date or twenty (20) days after the date on which the Company is notified by Parent in writing of such inaccuracy or failure to perform; and (B) the Company is continuing to exercise reasonable efforts to cure such inaccuracy or failure to perform, then Parent may not terminate this Agreement under this Section 8.4(a) on account of such inaccuracy or failure to perform: (1) during such 20-day (or shorter) period; or (2) after such 20-day period, if such inaccuracy or failure to perform shall have been cured such that the conditions set forth in paragraphs 2(d) and 2(e) of ANNEX I, as applicable, would be satisfied; or

(b) if a Triggering Event shall have occurred.

Section 8.5 Effect of Termination. (a) Any termination of this Agreement by Parent pursuant to this Article VIII will also constitute an effective termination by Purchaser.

(b) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement (other than Sections 6.2(b), 8.5 and 8.6 and Article IX) will become void and of no further force or effect with no liability on the part of any party (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, that (i) no such termination will relieve any party from any liability or damages resulting from any deliberate and willful breach of any representation, warranty, covenant or agreement contained in this Agreement, and (ii) no termination of this Agreement shall in any way affect any of the parties’ rights or obligations with respect to any Shares accepted for payment pursuant to the Offer prior to such termination.

(c) In the event that:

(i) this Agreement is terminated by Parent or the Company pursuant to Section 8.2(b) or Section 8.2(c) or by Parent pursuant to Section 8.4(a) (in the case of Section 8.4(a)(i), only in the event of a willful breach of the Company’s representations or warranties contained in this Agreement and in the case of Section 8.2(b), only in the event of a failure of the Minimum Tender Condition or the Offer Conditions set forth in paragraphs 2(c), 2(d), 2(e), 2(f) or 2(h) of ANNEX I) and: (A) at or prior to the time of such termination an Acquisition Proposal shall have been disclosed, announced, commenced, submitted or made and not definitively and publicly withdrawn; and (B) within 12 months after the date of any such termination, any Acquisition Proposal (whether or not relating to such first Acquisition Proposal) is consummated or an Acquisition Agreement (whether or not relating to such first Acquisition Proposal) is executed, then the Company shall pay to Parent, in cash at the earlier of the time such Acquisition Proposal is consummated or the time an Acquisition Agreement is executed, a non-refundable fee in the amount of $8,000,000; provided, however, that for purposes of clause “(B)” above, all references to “15%” in the definition of Acquisition Proposal shall be deemed to be references to “50%”; or

(ii) this Agreement is terminated by Parent pursuant to Section 8.4(b) or by the Company pursuant to Section 8.3(b), then the Company shall pay to Parent, in cash at the time specified in the next sentence, a non-refundable fee in the amount of $8,000,000. In the case of termination of this Agreement by Parent pursuant to Section 8.4(b), the fee referred to in the preceding sentence shall be paid by the Company within two (2) Business Days after such termination; and in the case of termination of this Agreement by the Company pursuant to Section 8.3(b), the fee referred to in the preceding sentence shall be paid by the Company concurrently with such termination.

For the avoidance of doubt, the Company will not be required to pay the termination fee provided for in this Section 8.5(c) more than once.

(d) The Company acknowledges that the agreements contained in Section 8.5(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent or Purchaser would not have entered into this Agreement. Accordingly, if the Company fails to pay when due any amount payable under Section 8.5(c) then: (i) the Company shall reimburse Parent for all reasonable costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by Parent of its rights under such Sections; and (ii) the Company shall pay to Parent interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Parent in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid.

(e) If Parent would be entitled to terminate this Agreement and receive a fee pursuant to Section 8.5(c) (other than a termination by Parent pursuant to Section 8.4(a) in circumstances involving an intentional or willful breach of any covenant contained in this Agreement), termination of this Agreement and the collection by Parent of such fee will constitute liquidated damages and be the sole and exclusive remedy regardless of the circumstances of such termination.

Section 8.6 Expenses. Except as otherwise specifically provided herein, each party will bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

Section 8.7 Amendment. Subject to Section 1.4(b), this Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time, whether before or after adoption of this Agreement by the holders of Shares; provided, however, that, (1) after Purchaser purchases any Shares pursuant to the Offer, no amendment will be made that decreases the Merger Consideration, and (2) after adoption of this Agreement by the holders of Shares, no amendment may be made that by Law or any applicable rule or regulation of any stock exchange requires the further approval of the holders of Shares without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 8.8 Waiver. At any time prior to the Effective Time, any party hereto may (1) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (2) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (3) subject to the requirements of applicable Law, waive compliance by the other parties with any of the agreements or conditions contained herein, except that the Minimum Tender Condition may only be waived by Purchaser with the prior written consent of the Company. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Non-Survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, will survive the Effective Time, except for (1) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and (2) this ARTICLE IX.

Section 9.2 Notices. All notices, requests, claims, demands and other communications hereunder will be in writing and will be given (and will be deemed to have been duly given upon receipt): (1) when delivered, if delivered in person; (2) when sent, if sent (A) by facsimile provided that the facsimile is confirmed by telephone, including a voicemail message, or (B) by email provided that the email is confirmed by telephone, including a voicemail message; (3) three (3) (or six (6) if outside of the United States) Business Days after sending, if sent by registered or certified mail (postage prepaid, return receipt requested) and (4) one (1) (or two (2) if outside of the United States) Business Day(s) after sending, if sent by reputable overnight delivery, in each case to the respective parties at the following addresses (or at such other address for a party as will be specified by like notice):

(a) if to Parent or Purchaser:

Merz GmbH & Co. KGaA
Eckenheimer Ladstrasse 100
Frankfurt Main 60318 Germany
Attention: Dr. Matthias Vogt
Facsimile: 49 69-1503-831
Telephone: 49 69-1503-0
Email: matthias.vogt@merz.de

with an additional copy (which will not constitute notice) to:

Dewey & LeBoeuf LLP
1950 University Avenue, Suite 500 East Palo Alto, CA 94303
Attention:	Keith A. Flaum
Lorenzo Borgogni
Facsimile: 650 845 7333
Telephone: 650 845 7010
Email:	kflaum@dl.com
lborgogni@dl.com

(b) if to the Company:

BioForm Medical, Inc.
1875 South Grant St., Suite 200 San Mateo, CA 94402
Attention: Steven L. Basta
Facsimile: 650-286-4090
Telephone: 650-286-4001
Email: sbasta@bioformmedical.com

with an additional copy (which will not constitute notice) to:

Ropes & Gray LLP
1900 University Avenue, 6th Floor East Palo Alto, CA 94303
Attention: David J. Saul
Facsimile: 650-617-4000
Telephone: 650-617-4090
Email: David.Saul@ropesgray.com

Section 9.3 Certain Definitions. For purposes of this Agreement, the term:

(a) “Affiliate” of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person;

(b) “beneficial owner” with respect to any securities has the meaning ascribed to such term under Rule 13d-3 under the Exchange Act (and the term “beneficially owned” or “owns beneficially” will have a corresponding meaning);

(c) “Business Day” when used with respect to the Offer, has the meaning set forth in Rule 14d-1 under the Exchange Act, and otherwise it means any day on which banks are not required or authorized by law to close in New York, New York or Frankfurt, Germany;

(d) “Code” means the Internal Revenue Code of 1986, as amended;

(e) “Company Benefit Plans” means a material employee benefit plan, program, policy or agreement providing benefits to any current or former employee, officer, director or consultant of the Company or any of its Subsidiaries or any beneficiary or dependent thereof (an “Employee” ) that is sponsored or maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or is obligated to contribute, or with respect to which the Company or any of its Subsidiaries has or may have any liability, including each, “employee benefit plan” (as defined in Section 3(3) of ERISA), and any bonus, pension, profit sharing, life insurance, welfare, deferred compensation, employment, consulting, retention, change-in-control, severance, termination, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, other equity-based plan, retirement, vacation, collectively bargained severance, retention change in control, disability, death benefit, hospitalization, medical, fringe benefit or other plan, program or arrangement, including any plan, program or arrangement mandated by applicable Law;

(f) “Company ERISA Affiliate Plan” shall mean each employee benefit plan, program or policy to which the Company or any of its Subsidiaries or any of its Subsidiaries, or any of its or their ERISA Affiliates has contributed and which is (1) a Multiemployer Plan, or (2) subject to Title IV of ERISA or Section 412 of the Code;

(g) “Company Intellectual Property” means the Company Licensed Intellectual Property and the Company Owned Intellectual Property;

(h) “Company IT Systems” means all information technology and computer systems (including computer software, data files, source and object codes, tools, user interfaces, manuals and other specifications and documentation (and all know-how relating to the foregoing), information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, used in or necessary to the conduct of the business of the Company or any of its Subsidiaries;

(i) “Company Licensed Intellectual Property” means all Intellectual Property licensed to the Company or any of its Subsidiaries;

(j) “Company Marketed Product” means Radiesse® Dermal Filler, Radiesse® Voice, Radiesse® Voice Gel and Coaptite®;

(k) “Company Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries;

(l) “Company Product” means the products, lines of products and/or services of the Company set forth on Section 9.3(l) of the Company Disclosure Schedule;

(m) “Company Registered Brand Name” means all trademarks, trade names, brand names, service marks and trade dress registered by the Company or any of its Subsidiaries in any country throughout the world;

(n) “Company Stock Options” means options to acquire shares of Common Stock granted under or pursuant to the Company Stock Plans or otherwise;

(o) “Company Stock Plans” means the Company’s 2003 (Active) Stock Plan and the Company’s 2007 Equity Incentive Plan, each as amended;

(p) “Company Unregistered Brand Name” means all (1) trademarks, trade names, brand names, service marks and trade dress for which the Company or any of its Subsidiaries has filed an application with the U.S. Patent and Trademark Office or any foreign equivalent office and (2) trademarks, trade names, brand names, service marks and trade dress used by the Company or any of its Subsidiaries but not registered in any country anywhere in the world;

(q) “control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

(r) “Employee” shall have the meaning set forth in the definition of “Company Benefit Plan;”

(s) “Environmental Law(s)” means any and all applicable international, federal, state, or local Laws or rule of common Law, permits, restrictions and licenses, which regulate or relate to (1) the condition, protection or clean up of the environment, or the preservation or protection of waterways, groundwater, surface water, drinking water, land, soil, air, wildlife, plants or other natural resources; (2) the generation, manufacturing, labeling, warning, notification, use, treatment, storage, transportation, handling, disposal, presence or release of Hazardous Substances; or (3) impose liability or responsibility with respect to any of the foregoing, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), California’s Proposition 65, or any other Law of similar effect;

(t) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder;

(u) “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA;

(v) “FDA” shall have the meaning set forth in Section 4.11;

(w) “Foreign Plan” means any Company Benefit Plan that is subject to any of the Laws of any jurisdiction outside the United States; and (ii) any Company Benefit Plan that covers or has covered any former or current employee, consultant or director of any of the Company and its Subsidiaries whose services are or have been performed primarily outside of the United States;

(x) “fully diluted basis” means, as of any time, the number of Shares outstanding, plus (at the option of Purchaser) all shares of Common Stock that the Company would be required to issue pursuant to the exercise, exchange or conversion, as applicable, of all “in the money” options, and all warrants and other rights to acquire, or securities convertible into or exchangeable for, Common Stock that are outstanding and that are vested (or that will be vested) immediately prior to the Effective Time;

(y) “GAAP” means United States generally accepted accounting principles;

(z) “Hazardous Substances” means any substance that may harm, injure or affect human health, safety or the environment, including but not limited to any substance defined, classified or regulated, controlled, or subject to remediation under any Environmental Law as toxic, infectious, carcinogenic, reactive, corrosive, ignitable, flammable or hazardous, whether solid, liquid or gas, and including without limitation, any quantity of asbestos in any form, urea formaldehyde, PCBs, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products, mixtures or derivatives;

(aa) “Intellectual Property” means all intellectual property or other proprietary rights of every kind, U.S. and non-U.S., including (1) Patents, copyrights, mask works, industrial designs, URLs, domain names, trademarks, service marks, logotypes, brand names, trade dress and trade names, (2) all rights in, applications for, and registrations of any of the foregoing, (3) moral rights, rights to use a natural person’s name and likeness, and publicity rights, (4) all rights in and to Trade Secrets, and (5) all goodwill related to any of the foregoing;

(bb) “Knowledge” means, with respect to the Company or any of its Subsidiaries, the actual knowledge of the individuals listed on Section 9.3(bb) of the Company Disclosure Schedule;

(cc) “Law” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, judgment, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (or under the authority of Nasdaq);

(dd) “Liens” means any mortgage, deed of trust, deed to secure debt, title retention agreement, pledge, lien, encumbrance, security interest, conditional or installment sale agreement, charge, easement, encroachment or other restrictions or claims of third parties of any kind;

(ee) “Made Available” shall mean, with respect to any documents or other materials relating to the Company or its Subsidiaries, that such documents or other materials were actually delivered by the Company to Parent, its counsel or its designated accountants, or were uploaded in the electronic data room organized by the Company in connection with the diligence investigation conducted by Parent at least two Business Days prior to the date of this Agreement;

(ff) “Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA;

(gg) “Offer” shall have the meaning set forth in the Recitals;

(hh) “Patents” means U.S. and non-U.S. patents (including utility, utility model, plant and design patents, and certificates of invention), patent applications (including additions, provisional, national, regional and international applications, as well as original, continuation, continuation-in-part, divisionals, continued prosecution applications, reissues, and re-examination applications), patent or invention disclosures, registrations, applications for registrations and any term extension or other action by a Governmental Entity which provides rights beyond the original expiration date of any of the foregoing;

(ii) “Permits” means any: (i) permit, license, certificate, franchise, permission, exemption, variance, clearance, registration, qualification or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Law (including any of the foregoing that relate to export control); or (ii) right under any Contract with any Governmental Entity;

(jj) “Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other entity or group (as defined in Section 13(d)(3) of the Exchange Act) or any Governmental Entity, but, for the purposes of Article IV and Section 6.1, shall not include the Company, Parent, or any Subsidiaries thereof (unless the context otherwise requires);

(kk) “Personal Data” means a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, or customer or account number, or any other piece of information that allows the identification of a natural person;

(ll) “Purchase Time” means the first time as of which Purchaser accepts any shares of Common Stock for payment pursuant to the Offer;

(mm) “Subsidiary” of any Person means any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, voting stock or other equity interests (i) representing 50% or more of the outstanding voting stock or other equity interests of, or (ii) having ordinary voting power to elect a majority of the board of directors or other governing body of, such corporation or other legal entity;

(nn) “Tax” or “Taxes” means all taxes of whatever kind or nature, including, without limitation, those on or measured by or referred to as income, alternative or add-on minimum tax, gross receipts, sales, use, ad valorem, franchise, profits, license, estimated, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or other similar fees, assessments or charges (together with any interest and any penalties, additions to tax or additional amounts) imposed by any Governmental Entity;

(oo) “Tax Returns” means any report, return (including information return or declaration of estimated Taxes), claim for refund, or statement relating to Taxes filed or required to be filed with any Governmental Entity, including any schedule or attachment thereto, and including any amendments thereof;

(pp) “Trade Secrets” means any: trade secrets; or any confidential unpatented or unpatentable invention or technology, know-how, processes, technical information, formulae, developments, discoveries, compounds, molecules, protocols, reagents, experiments, lab results, data of any type whatsoever (including analytical and quality control and stability data), tests and test data (including pharmacological, chemical, toxicological and clinical test data), development tools, practices, techniques, methods, specifications, formulations, diagrams, studies and procedures, concepts, ideas, research and development, business plans, strategies or other confidential information or materials, and all rights in any tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, specimens, studies and summaries;

(qq) A “Triggering Event” shall be deemed to have occurred if: (i) the Company Board or any committee thereof shall have made a Change of Board Recommendation; (ii) the Company shall have failed to include in the Schedule 14D-9 the Company Board Recommendation; (iii) the Company Board shall have failed to reaffirm publicly its recommendation of this Agreement, the Offer and the Merger, within five (5) Business Days (or, if earlier, prior to the Purchase Time) after Parent requests in writing that such recommendation be reaffirmed publicly; provided that the Parent shall not (unless Parent has reasonable concerns relating to the Offer or the Merger) request more than two (2) such public reaffirmations; (iv) a tender or exchange offer relating to shares of Common Stock shall have been commenced and the Company shall not have sent to its stockholders, within ten (10) Business Days after the commencement of such tender or exchange offer (or, if earlier, prior to the Purchase Time), a statement disclosing that the Company recommends rejection of such tender or exchange offer and reaffirming its recommendation of this Agreement, the Offer and the Merger;(v) an Acquisition Proposal shall have been publicly announced, and the Company fails to issue a press release that reaffirms its recommendation of this Agreement, the Offer and the Merger, within five (5) Business Days (or, if earlier, prior to the Purchase Time) after such Acquisition Proposal is publicly announced; (vi) the Company Board Recommendation ceases to remain unanimous and either: (A) following such cessation, the Minimum Tender Condition is not satisfied; or (B) (1) any director who ceases to support the Offer or the Merger also voices opposition to the Offer and the Merger and such opposition is disclosed publicly or to any stockholder of the Company that is not also a director or officer of the Company and (2) such opposition is reasonably expected to adversely effect the likelihood of consummation of the Offer or the Merger; (vii) the breach by Company or any Representative of the Company of any of the provisions set forth in Section 6.3 shall have resulted in an Acquisition Proposal being disclosed, announced, commenced, submitted or made; or (viii) any officer or director of the Company (in his capacity as a stockholder of the Company) who has executed and delivered a Support Agreement shall have materially breached such Support Agreement; and

(rr) “WARN Act” means the Worker Adjustment and Retraining Notification Act, 29 U.S.C.§ 2101, et seq..

Section 9.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, the remaining provisions of this Agreement will be enforced so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the fullest extent possible.

Section 9.5 Entire Agreement; Assignment. This Agreement (including the Annexes hereto), the Company Disclosure Schedule and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement and any rights, interests and obligations hereunder will not be assigned by operation of law or otherwise without the prior written consent of each of the other parties, and any attempted assignment without such consent shall be void and of no effect, except that Parent may assign all or any of its rights, interests and obligations hereunder to any direct or indirect wholly-owned Subsidiary of Parent; provided, however, that no such assignment will relieve Parent from any of its obligations hereunder.

Section 9.6 Parties in Interest. This Agreement will be binding upon and inure solely to the benefit of each party hereto and such party’s successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or will confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement except for the rights, benefits and remedies granted to the Indemnified Parties under Section 6.5. For the avoidance of doubt, it is expressly understood and agreed that the provisions of Section 6.4 are statements of intent and no employees or other Person (including any party hereto) will have any rights or remedies, including rights of enforcement, with respect thereto and no employee or other Person is, is intended to be or will be deemed to be a third-party beneficiary thereof.

Section 9.7 Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to the choice of law principles thereof.

Section 9.8 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and will not affect in any way the meaning or interpretation of this Agreement.

Section 9.9 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement.

Section 9.10 Performance Guaranty. Parent hereby guarantees the due, prompt and faithful performance and discharge by, and compliance with, all of the obligations covenants, terms, conditions and undertakings of Purchaser and the Surviving Corporation under this Agreement in accordance with the terms hereof, including any such obligations, covenants, terms, conditions and undertakings that are required to be performed discharged or complied with following the Control Time.

Section 9.11 Specific Performance; Exclusive Jurisdiction; Waiver of Jury Trial. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties will be entitled, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware or, if under applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware; this being in addition to any other remedy to which such party is entitled at law or in equity. In addition, each of the parties hereto (1) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or any court of the United States located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (2) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (3) agrees that it will not bring any action or proceeding relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware. Service of any process, summons, notice or document to any party’s address and in the manner set forth in Section 9.2 shall be effective service of process for any such action. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit. EACH PARTY ACKNOWLEDGES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY ACKNOWLEDGES, AGREES AND CERTIFIES THAT: (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD,

IN THE EVENT OF LITIGATION, SEEK TO PREVENT OR DELAY ENFORCEMENT OF EITHER OF SUCH WAIVERS; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS; (iii) IT MAKES SUCH WAIVERS VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

Section 9.12 Interpretation. When reference is made in this Agreement to a Section, such reference will be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” will not be exclusive. Whenever used in this Agreement, any noun or pronoun will be deemed to include the plural as well as the singular and to cover all genders. This Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

Section 9.13 No Other Representations or Warranties. (a) Except for the representations and warranties contained this Agreement, neither the Company nor any other Person on behalf of the Company or any of its Subsidiaries makes any other express or implied representation or warranty with respect to the Company or its Subsidiary or with respect to any other information provided by the Company or its Subsidiaries.

(b) Except for the representations and warranties contained in this Agreement, none of Parent, Purchaser or any other Person on behalf of Parent or Purchaser makes any other express or implied representation or warranty with respect to Parent or Purchaser or with respect to any other information provided to the Company.

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IN WITNESS WHEREOF, each of Parent, Purchaser and the Company has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MERZ GMBH & CO. KGAA

By:	/s/ Dr. Matthias Vogt
Name: Dr. Matthias Vogt
Title: Member of Management Board and CFO

By:	/s/ Dr. Martin Zügel
Name: Dr. Martin Zügel
Title: Chairman of Management Board

IN WITNESS WHEREOF, each of Parent, Purchaser and the Company has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

VINE ACQUISITION CORP.

By:	/s/ Dr. Martin Zügel
Name: Dr. Martin Zügel
Title: President

IN WITNESS WHEREOF, each of Parent, Purchaser and the Company has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BIOFORM MEDICAL, INC.

By:	/s/ Steven L. Basta
Name: Steven L. Basta
Title: Chief Executive Officer

ANNEX I

CONDITIONS TO THE OFFER

Capitalized terms used in this Annex I and not otherwise defined herein will have the meanings assigned to them in the Agreement to which it is attached (the “Agreement”).

1. Notwithstanding any other provision of the Offer or the Agreement, Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered in connection with the Offer and may terminate or, subject to the terms of the Agreement, amend the Offer, unless, immediately prior to the expiration of the offering period for the Offer, as the same may be extended from time to time (the “Expiration Date”):

(a) there will have been validly tendered in the Offer and not properly withdrawn that number of Shares that, together with the number of Shares, if any, then owned beneficially by Parent and Purchaser (together with their wholly-owned Subsidiaries), constitutes at least a majority of the total number of then-outstanding Shares on a fully diluted basis (the “Minimum Tender Condition”);

(b) any applicable waiting period under the HSR Act in respect of the transactions contemplated by the Agreement will have expired or been terminated; and

(c) any waiting period required to consummate the Offer or the Merger under foreign antitrust or competition-related Laws shall have expired or have been terminated, and any Consent required under such foreign antitrust or competition-related Law in connection with the Offer or the Merger shall have been obtained and be in full force and effect.

2. Additionally, notwithstanding any other provision of the Offer or the Agreement, Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered in connection with the Offer and may terminate or, subject to the terms of the Agreement, amend the Offer, unless, immediately prior to the Expiration Date:

(a) no temporary restraining order, preliminary or permanent injunction or other order preventing the acquisition of or payment for shares of Common Stock pursuant to the Offer or preventing consummation of the Merger or any of the other transactions contemplated by the Agreement shall have been issued by any court of competent jurisdiction or other Governmental Entity and remain in effect, and there shall not be any Law enacted or deemed applicable to the Offer or the Merger or any of the other transactions contemplated by the Agreement that makes the acquisition of or payment for shares of Common Stock pursuant to the Offer, or the consummation of the Merger or any of the other transactions contemplated by the Agreement, illegal;

(b) there shall not be pending any Proceeding to which any Governmental Entity is a party: (i) challenging or seeking to restrain or prohibit the acquisition of or payment for shares of Common Stock pursuant to the Offer or the consummation of the Merger or any of the other transactions contemplated by the Agreement; (ii) relating to the Offer, the Merger or any of the other transactions contemplated by the Agreement and seeking to obtain from Parent, Purchaser, the Company or its Subsidiaries any damages or other relief that may be material to Parent or the Company and its Subsidiaries; (iii) seeking to prohibit or limit in any material respect Parent’s ability to hold, transfer, vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of Purchaser or the Surviving Corporation; (iv) that could materially and adversely affect the right of Parent or any of the Company and its Subsidiaries to own the assets or operate the business of any of the Company and its Subsidiaries; or (v) seeking to compel the Company and its Subsidiaries, Parent or any Subsidiary of Parent to dispose of or hold separate any shares of Common Stock or any material assets as a result of the Offer, the Merger or any of the other transactions contemplated by the Agreement;

(c) no change, effect, event or occurrence will have occurred since the date of the Agreement that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(d) (i) each of the representations and warranties of the Company contained in the Agreement, other than the representations and warranties contained in Sections 4.3(a) or the first and third sentence of Section 4.3(b), Section 4.4(b), Section 4.21 and Section 4.23, shall be accurate in all respects as of the date of the Agreement and as of the Expiration Date as if made on and as of the Expiration Date (other than any such representation and warranty made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date), except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and would not reasonably be expected to have a Material Adverse Effect; provided, however, that, for purposes of determining the accuracy of such representations and warranties: (A) all materiality qualifications limiting the scope of such representations and warranties shall be disregarded; and (B) any update of or modification to the Company Disclosure Schedule made or purported to have been made on or after the date of the Agreement shall be disregarded; and (ii) each of the representations and warranties contained in Sections 4.3(a), the first and third sentence of Section 4.3(b), Section 4.4(b), Section 4.21 and Section 4.23 shall have been accurate in all material respects as of the date of the Agreement and as of the Expiration Date as if made on and as of the Expiration Date (other than any of such representation and warranties made as of a specific earlier date, which shall have been accurate in all material respects as of such earlier date); provided, however, that, for purposes of determining the accuracy of such representations and warranties: (A) all materiality qualifications limiting the scope of such representations and warranties shall be disregarded; and (B) any update of or modification to the Company Disclosure Schedule made or purported to have been made on or after the date of the Agreement shall be disregarded;

(e) the Company will have complied in all material respect with all of its obligations, covenants, and agreements under the Agreement;

(f) Parent and the Company will have received a certificate executed by the Company’s Chief Executive Officer and Chief Financial Officer confirming that the conditions set forth in paragraphs 2(c), 2(d) and 2(e) of this Annex I have been duly satisfied;

(g) the Agreement will not have been terminated pursuant to its terms and will not have been amended pursuant to its terms to provide for such termination or amendment of the Offer which, in the reasonable judgment of Parent or Purchaser, makes it inadvisable to proceed with the Offer or with acceptance for payment or payment for Shares; and

(h) no Triggering Event shall have occurred.

The conditions set forth in paragraphs 1. and 2. of this Annex I are for the sole benefit of Parent and Purchaser and, subject to Section 1.1, may be waived by Parent or Purchaser (except for the Minimum Tender Condition) in whole or in part at any time or from time to time prior to the Expiration Date in the sole discretion of Parent and Purchaser. The failure of Parent or Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right that may be asserted at any time or from time to time.